Exhibit 99.1

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2008

KINDER MORGAN G.P., INC.

2008 Kinder Morgan G.P., Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of

Kinder Morgan G.P., Inc.:

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of Kinder Morgan G.P., Inc. (the “General Partner”) and its subsidiaries at December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the General Partner’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Houston, Texas
April 30, 2009

2008 Kinder Morgan G.P., Inc.

KINDER MORGAN G.P., INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2008
(In millions except share and per share amounts)

ASSETS
Current Assets
Cash and Cash Equivalents	$62.5
Accounts, Notes and Interest Receivable, Net	1,012.9
Inventories	44.2
Gas Imbalances	14.1
Fair Value of Derivative Instruments	115.3
Other	21.3
1,270.3

Property, Plant and Equipment, Net	15,710.0
Notes Receivable – Related Parties	178.1
Investments	1,082.0
Goodwill	5,392.4
Other Intangibles, Net	245.5
Fair Value of Derivative Instruments, Non-current	796.0
Deferred Charges and Other Assets	197.3
Total Assets	$24,871.6

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Current Maturities of Long-term Debt	$288.7
Cash Book Overdrafts	43.4
Accounts Payable	847.0
Accrued Interest	173.3
Accrued Taxes	51.9
Gas Imbalances	12.4
Fair Value of Derivative Instruments	131.5
Other	233.6
1,781.8

Long-term Debt
Outstanding Notes and Debentures	8,289.9
Cumulative Preferred Stock	100.0
Value of Interest Rate Swaps	951.7
9,341.6

Deferred Income Taxes, Non-current	1,680.0
Fair Value of Derivative Instruments, Non-current	92.2
Other Long-term Liabilities and Deferred Credits	500.9
11,614.7

Minority Interests in Equity of Subsidiaries	5,164.9

Commitments and Contingencies (Notes 15 and 18)

Stockholder’s Equity
Common Stock, Par Value $10 Per Share, Authorized, Issued and Outstanding 1,000,000 Shares	10.0
Accumulated Retained Earnings (Note 10)	-
Additional Paid-in Capital	6,295.3
Accumulated Other Comprehensive Income	4.9
6,310.2

Total Liabilities and Stockholder’s Equity	$24,871.6

The accompanying notes are an integral part of this financial statement.

2008 Kinder Morgan G.P., Inc.

KINDER MORGAN G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET

1.  General

In this report, unless the context requires otherwise, references to “we,” “us” or “our” are intended to mean Kinder Morgan G.P., Inc. (the “General Partner”) and its consolidated subsidiaries. Kinder Morgan (Delaware), Inc. is our sole stockholder and its sole stockholder is Knight Inc. (formerly Kinder Morgan, Inc.).

Apart from our investment in i-units as discussed following, we own an interest in Kinder Morgan Energy Partners, L.P. (“Kinder Morgan Energy Partners”), a publicly traded pipeline master limited partnership, consisting of (i) a 1% general partner interest; (ii) a 1.0101% general partner interest in each of Kinder Morgan Energy Partners’ five operating limited partnerships and (iii) an approximate 1% limited partner interest, represented by the ownership of 1,724,000 common units of Kinder Morgan Energy Partners. Due to our general partnership interest in Kinder Morgan Energy Partners, the accounts and balances of Kinder Morgan Energy Partners and its consolidated subsidiaries are presented on a consolidated basis with ours and those of our other consolidated subsidiaries for financial reporting purposes.

On February 14, 2001, Kinder Morgan Management, LLC (“Kinder Morgan Management”) a limited liability company, was formed as a direct subsidiary of Kinder Morgan G.P., Inc. under the Delaware Limited Liability Company Act. The General Partner owns the only two Kinder Morgan Management voting shares, which are the only shares entitled to vote in the election of its directors. On May 18, 2001, Kinder Morgan Management issued 29,750,000 of its shares representing limited liability company interests with limited voting rights in an initial public offering. Of these shares, 2,975,000 were purchased by Kinder Morgan, Inc. and 26,775,000 were purchased by the public. Kinder Morgan Management used substantially all of the net proceeds from this offering to purchase i-units from Kinder Morgan Energy Partners. The shares in Kinder Morgan Management with limited voting rights purchased by Kinder Morgan, Inc. and the public created a minority interest on our Consolidated Balance Sheet of $991.9 million at the time of the transaction. The i-units are a separate class of limited partner interests in Kinder Morgan Energy Partners and are issued only to Kinder Morgan Management. The i-units are similar to Kinder Morgan Energy Partners’ common units, except that quarterly distributions are paid in additional i-units rather than in cash. Kinder Morgan Management trades on the New York Stock Exchange under the symbol “KMR.” Subsequent to the initial public offering by Kinder Morgan Management of its shares, Kinder Morgan Management has made additional sales of its shares, both through public and private offerings. At December 31, 2008, Knight Inc. owned approximately 11.1 million or 14.3% of Kinder Morgan Management’s outstanding shares.

Upon purchasing i-units from Kinder Morgan Energy Partners, Kinder Morgan Management became a limited partner in Kinder Morgan Energy Partners and, pursuant to a delegation of control agreement between Kinder Morgan Management and the General Partner, manages and controls Kinder Morgan Energy Partners’ business and affairs, and the business and affairs of Kinder Morgan Energy Partners’ operating limited partnerships. Under the delegation of control agreement, the General Partner delegated to Kinder Morgan Management, to the fullest extent permitted under Delaware law and Kinder Morgan Energy Partners’ partnership agreement, all of its power and authority to manage and control Kinder Morgan Energy Partners’ business and affairs, except that Kinder Morgan Management cannot take certain specified actions without the approval of the General Partner. In accordance with its limited liability company agreement, Kinder Morgan Management’s activities are restricted to being a limited partner in, and managing and controlling the business and affairs of, Kinder Morgan Energy Partners and its operating limited partnerships.

On May 30, 2007, Knight Inc. completed a merger transaction whereby Kinder Morgan, Inc. merged with a wholly owned subsidiary of Knight Holdco LLC, with Kinder Morgan, Inc. continuing as the surviving legal entity and subsequently renamed Knight Inc. Knight Holdco LLC is a private company owned by Richard D. Kinder, our Chairman and Chief Executive Officer; our co-founder William V. Morgan; former Kinder Morgan, Inc. board members Fayez Sarofim and Michael C. Morgan; other members of its senior management, most of whom are also senior officers of Kinder Morgan Management and us; and affiliates of (i) Goldman Sachs Capital Partners, (ii) Highstar Capital, (iii) The Carlyle Group, and (iv) Riverstone Holdings LLC. This transaction is referred to in this report as the Going Private transaction. As a result of this transaction, which was a purchase business combination for accounting purposes, Knight Holdco LLC was required, pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations, to record the assets acquired and liabilities assumed at their fair values as of the acquisition date, resulting in a new basis of accounting.

As required by Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, (applied by the investors and pushed down to our financial statements), effective with the closing of the Going Private transaction, all of our assets and liabilities have been recorded at their estimated fair market values based on the allocation of the purchase price paid in the Going Private transaction. To the extent that the General Partner consolidates less than wholly owned subsidiaries

2008 Kinder Morgan G.P., Inc.

(such as Kinder Morgan Energy Partners and Kinder Morgan Management), the reported assets and liabilities for these entities have been given a new accounting basis only to the extent of our economic ownership interest in those entities. Therefore, the assets and liabilities of these entities are included in our financial statements, in part, at a new accounting basis reflecting the investors’ purchase of our economic interest in these entities (approximately 44% in the case of Kinder Morgan Energy Partners, and 0% in the case of Kinder Morgan Management as we have no economic interests in Kinder Morgan Management, only its two voting shares. The remaining percentage of these assets and liabilities, reflecting the continuing unconsolidated ownership interest, is included at its historical accounting basis.

2.  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Balance Sheet includes the accounts of Kinder Morgan, G.P., Inc. and our majority-owned and controlled subsidiaries, as well as those of Kinder Morgan Energy Partners. Except for Kinder Morgan Management (and its subsidiary Kinder Morgan Services LLC), which that we control through our ownership of Kinder Morgan Management’s two voting shares, and Kinder Morgan Energy Partners, investments in 50% or less owned operations are accounted for under the equity method. These investments reported under the equity method include jointly owned operations in which we have the ability to exercise significant influence over their operating and financial policies. In addition, we wholly own KMGP Services Company, Inc. All material intercompany transactions and balances have been eliminated.

Kinder Morgan Services LLC provides centralized payroll and employee benefits services to us, Kinder Morgan Energy Partners, and Kinder Morgan Energy Partners’ operating partnerships and subsidiaries (collectively, the “Group”). Employees of KMGP Services Company, Inc. are assigned to work for one or more members of the Group. The direct costs of these employee services are charged, without profit or margin, to the members of the Group. Kinder Morgan Energy Partners and its operating partnerships and subsidiaries reimburse us for their allocated share of these costs. The administrative support necessary to implement these payroll and benefits services is provided by the human resources department of Knight Inc., and the related administrative costs are allocated to members of the Group in accordance with expense allocation procedures. Employee benefit plans that provide retirement benefits and health care coverage to these employees are provided and administered by Knight Inc.

Our Consolidated Balance Sheet was prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We believe, however, that certain accounting policies are more relevant to our financial statement preparation process than others. These accounting policies are further described below. Also, certain amounts included in or affecting our Consolidated Balance Sheet and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time the Consolidated Balance Sheet was prepared. These estimates and assumptions affect the amounts we report for assets and liabilities and our disclosure of contingent assets and liabilities at the date of our Consolidated Balance Sheet.

In preparing our Consolidated Balance Sheet and related disclosures, examples of certain areas that require more judgment relative to others include our use of estimates in determining:

•	the economic useful lives of our assets;
•	the fair values used to determine possible asset impairment charges;
•	reserves for environmental claims, legal fees, transportation rate cases and other litigation liabilities;
•	provisions for uncollectible accounts receivables;
•	volumetric receivable (assets) and payable (liabilities) valuations;
•	exposures under contractual indemnifications; and
•	various other recorded or disclosed amounts.

We evaluate these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business or financial position resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Cash Equivalents

We define cash equivalents as all highly liquid short-term investments with original maturities of three months or less.

Accounts Receivables

The caption “Accounts Receivable, Net” in the accompanying Consolidated Balance Sheet is presented net of allowances for doubtful accounts. Our policy for determining an appropriate allowance for doubtful accounts varies according to the type of business being conducted and the customers being served. Generally, we make periodic reviews and evaluations of the appropriateness of the allowance for doubtful accounts based on a historical analysis of uncollected amounts, and we record

2008 Kinder Morgan G.P., Inc.

adjustments as necessary for changed circumstances and customer-specific information. When specific receivables are determined to be uncollectible, the reserve and receivable are relieved.

Inventories

Our inventories of products consist of natural gas liquids, refined petroleum products, natural gas, carbon dioxide and coal. We report these assets at the lower of weighted-average cost or market. We report materials and supplies at the lower of cost or market. We also maintain gas in our underground storage facilities on behalf of certain third parties. We receive a fee from our storage service customers but do not reflect the value of their gas stored in our facilities in the accompanying Consolidated Balance Sheet.

Pensions and Other Postretirement Benefits

We account for pension and other postretirement benefit plans according to the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106 and 132(R).” This Statement requires us to fully recognize the overfunded or underfunded status of our consolidating subsidiaries’ pension and postretirement benefit plans as either assets or liabilities on our balance sheet. For more information on our pension and postretirement benefit disclosures, see Note 12.

Property, Plant and Equipment

We report property, plant and equipment at its acquisition cost. We expense costs for maintenance and repairs in the period incurred. The cost of property, plant and equipment sold or retired and the related depreciation are removed from our balance sheet in the period of sale or disposition. For our pipeline system assets, we generally charge the original cost of property sold or retired to accumulated depreciation and amortization, net of salvage and cost of removal.

As discussed in “Inventories” above, we maintain natural gas in underground storage as part of our inventory. This component of our inventory represents the portion of gas stored in an underground storage facility generally known as “working gas,” and represents an estimate of the portion of gas in these facilities available for routine injection and withdrawal to meet demand. In addition to this working gas, underground gas storage reservoirs contain injected gas which is not routinely cycled but, instead, serves the function of maintaining the necessary pressure to allow efficient operation of the facility. This gas, generally known as “cushion gas,” is divided into the categories of “recoverable cushion gas” and “unrecoverable cushion gas,” based on an engineering analysis of whether the gas can be economically removed from the storage facility at any point during its life. The portion of the cushion gas that is determined to be unrecoverable is considered to be a permanent part of the facility itself (thus, part of our “Property, Plant and Equipment, Net” balance in the accompanying Consolidated Balance Sheet), and is depreciated over the facility’s estimated useful life. The portion of the cushion gas that is determined to be recoverable is also considered a component of the “Property, Plant and Equipment,” but is not depreciated because it is expected to ultimately be recovered and sold.

Depreciation on our long-lived assets is computed principally based on the straight-line method over their estimated useful lives. Generally, we apply composite depreciation rates to functional groups of property having similar economic characteristics. The rates range from 1.6% to 12.5%, excluding certain short-lived assets such as vehicles. Depreciation estimates are based on various factors, including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Uncertainties that impact these estimates include changes in laws and regulations relating to restoration and abandonment requirements, economic conditions, and supply and demand in the area. When assets are put into service, we make estimates with respect to useful lives (and salvage values where appropriate) that we believe are reasonable. However, subsequent events could cause us to change our estimates, thus impacting the future calculation of depreciation and amortization expense. Historically, adjustments to useful lives have not had a material impact on our aggregate depreciation levels from year to year.

Our oil and gas producing activities are accounted for under the successful efforts method of accounting. Under this method costs that are incurred to acquire leasehold and subsequent development costs are capitalized. Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found. Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of certain non-producing leasehold costs are expensed as incurred. The capitalized costs of our producing oil and gas properties are depreciated and depleted by the units-of-production method. Other miscellaneous property, plant and equipment are depreciated over the estimated useful lives of the asset.

In addition, we engage in enhanced recovery techniques in which carbon dioxide is injected into certain producing oil reservoirs. In some cases, the acquisition cost of the carbon dioxide associated with enhanced recovery is capitalized as part of our development costs when it is injected. Proved developed reserves are used in computing units of production rates for drilling and development costs, and total proved reserves are used for depletion of leasehold costs. The units-of-production rate is determined by field.

2008 Kinder Morgan G.P., Inc.

We evaluate the impairment of our long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less the cost to sell. We review for the impairment of long-lived assets whenever events or changes in circumstances indicate that our carrying amount of an asset may not be recoverable. Long-lived assets deemed to be impaired are written down to their fair value, as determined when estimated cash flows expected to result from our use of the asset and its eventual disposition is less than its carrying amount We evaluate our oil and gas producing properties for impairment of value on a field-by-field basis or, in certain instances, by logical grouping of assets if there is significant shared infrastructure, using undiscounted future cash flows based on total proved and risk-adjusted probable and possible reserves. Due to the decline in crude oil and natural gas prices during the course of 2008, on December 31, 2008, we conducted an impairment test on our oil and gas producing properties in our CO2–KMP business segment and determined that no impairment was necessary. For the purpose of impairment testing, we use the forward curve prices as observed at the test date. Oil and gas producing properties deemed to be impaired are written down to their fair value, as determined by discounted future cash flows based on total proved and risk-adjusted probable and possible reserves or, if available, comparable market values. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a write down of the associated assets is recorded at the time of impairment.

Goodwill

Goodwill represents the excess of cost over fair value of the net assets of businesses acquired. The Company tests for impairment of goodwill on an annual basis and at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. See Note 9 for more information about Goodwill and our annual impairment test.

Equity Method of Accounting

We account for investments greater than 20% in affiliates, which we do not control, by the equity method of accounting. Under this method, an investment is carried at our acquisition cost, plus our equity in undistributed earnings or losses since the acquisition, minus distributions received.

Capitalized Interest

We capitalize interest expense during the construction or upgrade of qualifying assets. Interest expense capitalized in 2008 was $48.6 million.

Unit-Based Compensation

We account for common unit options granted under Kinder Morgan Energy Partners’ common unit option plan according to the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”). According to the provisions of SFAS No. 123R, share-based payment awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest. Companies recognize compensation cost for share-based payment awards as they vest, including the related tax effects, and compensation cost for awards that vest are not reversed if the awards expire without being exercised. Kinder Morgan Energy Partners has not granted common unit options or made any other share-based payment awards since May 2000, and as of December 31, 2008, all outstanding options to purchase its common units were fully vested.

Environmental Matters

We expense or capitalize, as appropriate, environmental expenditures that relate to current operations. We expense expenditures that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We do not discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. We also routinely adjust our environmental liabilities to reflect changes in previous estimates. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us, and potential third-party claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our income in the period in which they are reasonably determinable. For more information on our environmental matters, see Note 18.

2008 Kinder Morgan G.P., Inc.

Legal

We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. In general, we expense legal costs as incurred and all recorded legal liabilities are revised as better information becomes available. When we identify specific litigation that is expected to continue for a significant period of time and require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement, and we accrue for such amounts. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. For more information on our legal matters, see Note 18.

Gas Imbalances and Gas Purchase Contracts

We value gas imbalances due to or due from interconnecting pipelines at the lower of cost or market. Gas imbalances represent the difference between customer nominations and actual gas receipts from and gas deliveries to our interconnecting pipelines and shippers under various operational balancing and shipper imbalance agreements. Natural gas imbalances are either settled in cash or made up in-kind subject to the terms of the various pipelines’ tariffs or other contractual provisions.

Income Taxes

Knight Inc. files a consolidated federal income tax return in which Kinder Morgan G.P., Inc. is included. Income taxes that are currently payable by Kinder Morgan G.P., Inc. are considered a capital contribution to stockholder’s equity. We account for income taxes under the liability method prescribed by SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are determined based on temporary differences between the financial reporting and tax bases of our assets and liabilities. Note 5 contains information about the composition of our deferred income tax assets and liabilities.

In determining the deferred income tax asset and liability balances attributable to our investments, we have applied an accounting policy that looks through our investments including our Kinder Morgan Energy Partners investment. The application of this policy resulted in no deferred income taxes being provided on the difference between the book and tax basis on the non-tax-deductible goodwill portion of our investment in Kinder Morgan Energy Partners. See Note 9 regarding the Going Private transaction goodwill assigned to our Kinder Morgan Energy Partners investment.

Foreign Currency Translation

We translate the financial statements of our foreign consolidated subsidiaries into United States dollars using the current rate method of foreign currency translation. Under this method, assets and liabilities are translated at the rate of exchange in effect at the balance sheet date, equity accounts at historical exchange rates and the exchange gains and losses arising on the translation of the financial statements are reflected as a separate component of the “Accumulated Other Comprehensive Income” caption in the accompanying Consolidated Balance Sheet.

Asset Retirement Obligations

We account for asset retirement obligations pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations. For more information on our asset retirement obligations, see Note 4.

Risk Management Activities

We utilize energy derivatives for the purpose of mitigating our risk resulting from fluctuations in the market price of natural gas, natural gas liquids, crude oil and associated transportation. We also utilize interest rate swap agreements to mitigate our exposure to changes in the fair value of our fixed rate debt agreements. Our accounting policy for these activities is in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and related pronouncements. This policy is described in detail in Note 15.

Accounting for Regulatory Activities

Our regulated utility operations are accounted for in accordance with the provisions of SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, which prescribes the circumstances in which the application of generally accepted accounting principles is affected by the economic effects of regulation. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges and credits that will be recovered from or refunded to customers through the ratemaking process.

The amounts of regulatory assets and liabilities reflected within “Deferred Charges and Other Assets” and “Other Long-term Liabilities and Deferred Credits,” respectively, in the accompanying Consolidated Balance Sheet as of December 31, 2008 are not material.

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Transfer of Net Assets between Entities under Common Control

We account for the transfer of net assets between entities under common control by carrying forward the net assets recognized in the balance sheets of each combining entity to the balance sheet of the combined entity, and no other assets or liabilities are recognized as a result of the combination. Transfers of net assets between entities under common control do not affect the income statement of the combined entity. Refer to Note 3 for more information of transfers of net assets between entities under common control.

3.  Acquisitions, Joint Ventures and Divestitures

The following acquisitions were accounted for under the purchase method and the assets acquired and liabilities assumed were recorded at their estimated fair market values as of the acquisition date. The preliminary allocation of assets (and any liabilities assumed) may be adjusted to reflect the final determined amounts during a period of time following the acquisition. Although the time that is required to identify and measure the fair value of the assets acquired and the liabilities assumed in a business combination will vary with circumstances, generally our allocation period ends when we no longer are waiting for information that is known to be available or obtainable.

Thunder Creek Gas Services, LLC

Effective April 1, 2008, Kinder Morgan Energy Partners sold its 25% ownership interest in Thunder Creek Gas Services, LLC to PVR Midstream LLC, a subsidiary of Penn Virginia Corporation. Prior to the sale, Kinder Morgan Energy Partners accounted for its investment in Thunder Creek Gas Services, LLC under the equity method of accounting. In the second quarter of 2008, Kinder Morgan Energy Partners received cash proceeds, net of closing costs and settlements, of approximately $50.7 million. The proceeds from this sale were used to reduce Kinder Morgan Energy Partners’ commercial paper borrowings.

Trans Mountain Pipeline System

In April 2008, as a result of finalizing certain “true-up” provisions in Kinder Morgan Energy Partners’ acquisition agreement related to its 2007 purchase of Trans Mountain from Knight Inc., Kinder Morgan Energy Partners received a cash contribution of $23.4 million from Knight Inc. Pursuant to the accounting provisions concerning transfers of net assets between entities under common control, and consistent with Kinder Morgan Energy Partners’ treatment of cash payments made to Knight Inc. for Trans Mountain’s net assets in 2007, Kinder Morgan Energy Partners accounted for this cash contribution as an adjustment to equity.

Wilmington, North Carolina Liquids Terminal

On August 15, 2008, Kinder Morgan Energy Partners purchased certain terminal assets from Chemserve, Inc. for an aggregate consideration of $12.7 million, consisting of $11.8 million in cash and $0.9 million in assumed liabilities. The liquids terminal facility is located in Wilmington, North Carolina and stores petroleum products and chemicals. A total of $6.8 million of goodwill was assigned to the Terminals-KMP business segment and the entire amount is expected to be deductible for tax purposes.

Investment in Rockies Express Pipeline

During 2008, Kinder Morgan Energy Partners made capital contributions of $306.0 million to West2East Pipeline LLC (the sole owner of Rockies Express Pipeline LLC) to fund its proportionate share of Rockies Express Pipeline construction costs. This cash contribution was included within “Investments” in the accompanying Consolidated Balance Sheet as of December 31, 2008. Kinder Morgan Energy Partners owns a 51% equity interest in the Rockies Express joint venture pipeline.

Express and Jet Fuel

On August 28, 2008, Knight Inc. sold its one-third interest in the net assets of the Express pipeline system (“Express”), as well as Knight Inc.’s full ownership of the net assets of the Jet Fuel pipeline system (“Jet Fuel”), to Kinder Morgan Energy Partners. This transaction included the sale of Knight Inc.’s subordinated notes described below. Due to the inclusion of Kinder Morgan Energy Partners and its subsidiaries in the accompanying Consolidated Balance Sheet, Knight Inc. accounted for this transaction as a transfer of net assets between entities under common control. Therefore, following Knight Inc.’s sale of Express and Jet Fuel to Kinder Morgan Energy Partners, Kinder Morgan Energy Partners recognized the assets and liabilities acquired at Knight Inc.’s carrying amounts (historical cost) at the date of transfer.

In connection with this transaction, Kinder Morgan Energy Partners issued 2,014,693 common units to Knight Inc, valued at $116.0 million, and acquired a long-term unsecured debt security issued by Express US Holdings LP, valued at Knight Inc.’s carrying value of $107.0 million.

2008 Kinder Morgan G.P., Inc.

Midcontinent Express Pipeline LLC

During 2008, Kinder Morgan Energy Partners made capital contributions of $27.5 million to Midcontinent Express Pipeline LLC to partially fund its Midcontinent Express Pipeline construction costs. This cash contribution has been recorded as an increase to “Investments” in the accompanying Consolidated Balance Sheet as of December 31, 2008. Kinder Morgan Energy Partners owns a 50% equity interest in Midcontinent Express Pipeline LLC.

In February 2008, Midcontinent Express Pipeline LLC entered into and then made borrowings under a new $1.4 billion three-year, unsecured revolving credit facility due February 28, 2011. Midcontinent Express Pipeline LLC then made distributions (in excess of cumulative earnings) to its two member owners to reimburse them for prior contributions made to fund its pipeline construction costs. This $89.1 million distribution was recorded by Kinder Morgan Energy Partners as a return of capital from Midcontinent Express Pipeline LLC.

Fayetteville Express Pipeline LLC

On October 1, 2008, Kinder Morgan Energy Partners announced that it has entered into a 50/50 joint venture with Energy Transfer Partners, L.P. to build and develop the Fayetteville Express Pipeline, a new natural gas pipeline that will provide shippers in the Arkansas Fayetteville Shale area with takeaway natural gas capacity, added flexibility, and further access to growing markets. Fayetteville Express Pipeline LLC will construct the 187-mile, 42-inch diameter pipeline, which will originate in Conway County, Arkansas, continue eastward through White County, Arkansas, and terminate at an interconnect with Trunkline Gas Company’s pipeline in Quitman County, Mississippi.

The new pipeline will also interconnect with Natural Gas Pipeline Company of America LLC’s pipeline in White County, Arkansas; Texas Gas Transmission LLC’s pipeline in Coahoma County, Mississippi; and ANR Pipeline Company’s pipeline in Quitman County, Mississippi. Natural Gas Pipeline Company of America LLC’s pipeline is operated and 20% owned by Knight Inc. The Fayetteville Express Pipeline will have an initial capacity of two billion cubic feet of natural gas per day. Pending necessary regulatory approvals, the approximately $1.2 billion pipeline project is expected to be in service by late 2010 or early 2011. Fayetteville Express Pipeline LLC has secured binding 10-year commitments totaling approximately 1.85 billion cubic feet per day.

In the fourth quarter of 2008, Kinder Morgan Energy Partners made capital contributions of $9.0 million to Fayetteville Express Pipeline LLC to partially fund its Fayetteville Express Pipeline construction costs. This cash contribution has been recorded as an increase to “Investments” in the accompanying Consolidated Balance Sheet as of December 31, 2008.

Phoenix, Arizona Products Terminal

Effective December 10, 2008, Kinder Morgan Energy Partners’ West Coast Products Pipelines operations acquired a refined petroleum products terminal located in Phoenix, Arizona from ConocoPhillips for approximately $27.5 million in cash. The terminal has storage capacity of approximately 200,000 barrels for gasoline, diesel fuel and ethanol. The acquired incremental storage will increase Kinder Morgan Energy Partners’ combined storage capacity in the Phoenix market by approximately 13%. The acquired terminal is included as part the Products Pipelines-KMP business segment.

4.  Asset Retirement Obligations

In the CO2–KMP business segment, we are required to plug and abandon oil and gas wells that have been removed from service and to remove our surface wellhead equipment and compressors. As of December 31, 2008, we have recognized asset retirement obligations relating to these requirements at existing sites within the CO2–KMP segment in the aggregate amount of $74.1 million.

In the Natural Gas Pipelines–KMP business segment, the operating systems are composed of underground piping, compressor stations and associated facilities, natural gas storage facilities and certain other facilities and equipment. Currently, we have no plans to abandon any of these facilities, the majority of which have been providing utility services for many years. However, if we were to cease providing utility services in total or in any particular area, we may be required to remove certain surface facilities and equipment from land belonging to our customers and others (we would generally have no obligations for removal or remediation with respect to equipment and facilities, such as compressor stations, located on land we own). We believe we can reasonably estimate both the time and costs associated with the retirement of these facilities. As of December 31, 2008, we have recognized asset retirement obligations relating to the businesses within the Natural Gas Pipelines–KMP segment in the aggregate amount of $2.4 million.

2008 Kinder Morgan G.P., Inc.

We have included $2.5 million of our total asset retirement obligations as of December 31, 2008 in the caption “Other,” within “Current Liabilities” and the remaining $74.0 million in the caption “Other Long-Term Liabilities and Deferred Credits” in the accompanying Consolidated Balance Sheet. A reconciliation of the changes in our accumulated asset retirement obligations is as follows:

Year Ended December 31, 2008
(In millions)
Balance at January 1, 2008	$52.2
Additions	26.2
Liabilities Settled	(5.4)
Accretion Expense	3.5
Balance at December 31, 2008	$76.5

5.  Income Taxes

Our deferred tax assets and liabilities result from the following:

December 31, 2008
(In millions)
Deferred Tax Assets
Book Accruals	$3.2
Other	3.2
Total Deferred Tax Assets	6.4

Deferred Tax Liabilities
Investments	1,499.1
Property, Plant and Equipment	161.4
Derivatives	2.8
Other	23.1
Total Deferred Tax Liabilities	1,686.4
Net Deferred Tax Liabilities	$1,680.0

Pursuant to the provisions of FASB’s Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, we must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based not only on the technical merits of the tax position based on tax law, but also the past administrative practices and precedents of the taxing authority. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

A reconciliation of our beginning and ending gross unrecognized tax benefits from uncertain tax positions that more likely than not will be sustained on examination by the authorities for the year ended December 31, 2008 is as follows:

Year Ended December 31, 2008
(In millions)
Balance at beginning of period	$12.5
Additions based on current year tax positions	2.0
Additions based on prior year tax positions	12.0
Reductions based on settlements with taxing authority	(0.1)
Reductions based on prior year tax positions	(0.2)
Reductions due to lapse in statute of limitations	(1.3)
Balance at end of period	$24.9

As of January 1, 2008, we had $1.7 million of accrued interest and no accrued penalties.

As of December 31, 2008 (i) we had $2.3 million of accrued interest and no accrued penalties; (ii) we believe it is reasonably possible that our liability for unrecognized tax benefits will decrease by approximately $3.1 million during the next twelve months; and (iii) we believe approximately $24.9 million of unrecognized tax benefits on the accompanying Consolidated Balance Sheet as of December 31, 2008 would affect our effective income tax rate in future periods in the event those unrecognized tax benefits were recognized.  Items (ii) and (iii) above exclude incremental interest. We are subject to taxation,

2008 Kinder Morgan G.P., Inc.

and have tax years open to examination for the periods 2003-2008 in the United States and Mexico, 2004-2008 in Canada, and 1999-2008 in various states.

6. Minority Interests

The caption “Minority Interests in Equity of Subsidiaries” in the accompanying Consolidated Balance Sheet is comprised of the following balances:

December 31, 2008
(In millions)
Kinder Morgan Energy Partners	$2,962.0
Kinder Morgan Management, LLC	2,194.0
Other	8.9
$5,164.9

During the year ended December 31, 2008, Kinder Morgan Energy Partners paid distributions of $3.89 per common unit, of which $626.6 million and $71.9 million was paid to the public holders of Kinder Morgan Energy Partners’ common units and Knight Inc. (represented in minority interests) for a weighted-average Knight Inc. ownership of 18.4 million common and Class B units, respectively. On January 21, 2009, Kinder Morgan Energy Partners declared a quarterly distribution of $1.05 per common unit for the quarterly period ended December 31, 2008, of which $175.1 million and $21.0 million was paid to the public holders of Kinder Morgan Energy Partners’ common units and Knight Inc., respectively (represented in minority interests). The distribution was paid on February 13, 2009, to unitholders of record as of January 30, 2009.

On February 13, 2009, Kinder Morgan Management made a distribution of 0.024580 of its shares per outstanding share (1,917,189 total shares) to shareholders of record as of January 30, 2009, based on the $1.05 per common unit distribution declared by Kinder Morgan Energy Partners. Distributions are paid in the form of additional shares or fractions thereof calculated by dividing the Kinder Morgan Energy Partners’ cash distribution per common unit by the average market price of a Kinder Morgan Management share determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for the shares. During 2008, Kinder Morgan Management paid share distributions totaling 5,565,424 shares.

7. Property, Plant and Equipment

Classes and Depreciation

Our property, plant and equipment consisted of the following:

December 31, 2008[1]
(In millions)
Natural Gas, Liquids and Carbon Dioxide Pipelines	$5,781.0
Pipeline and Terminals Station Equipment	7,509.7
General and Other	2,026.6

Accumulated Amortization, Depreciation and Depletion	(1,356.9)
13,960.4
Land	210.8
Natural Gas, Liquids (including Line Fill) and Transmix Processing	210.3
Construction Work in Process	1,328.5
Property, Plant and Equipment, Net	$15,710.0
____________
[1]	Includes the allocation of purchase accounting adjustments associated with the Going Private transaction (see note 1).

8.  Investments

Our long-term investments as of December 31, 2008 consisted of equity investments totaling $1,068.8 million and bond investments totaling $13.2 million, all of which are investments made by Kinder Morgan Energy Partners. Since we do not own 100% of Kinder Morgan Energy Partners, our effective ownership in these investees is less than the amounts shown to the extent of ownership by the other (noncontrolling) partners.

2008 Kinder Morgan G.P., Inc.

Our significant equity investments as of December 31, 2008 consisted of:

•	West2East Pipeline LLC (51%);
•	Plantation Pipe Line Company (51%);
•	Red Cedar Gathering Company (49%);
•	Express Pipeline System (33⅓%);
•	Cortez Pipeline Company (50%);
•	Fayetteville Express Pipeline LLC (50%); and
•	Midcontinent Express Pipeline LLC (50%).

Kinder Morgan Energy Partners operates and owns a 51% ownership interest in West2East Pipeline LLC, a limited liability company that is the sole owner of Rockies Express Pipeline LLC. ConocoPhillips owns a 24% ownership interest in West2East Pipeline LLC and Sempra Energy holds the remaining 25% interest. When construction of the entire Rockies Express Pipeline project is completed, Kinder Morgan Energy Partners’ ownership interest will be reduced to 50%, at which time the capital accounts of West2East Pipeline LLC will be trued up to reflect Kinder Morgan Energy Partners’ 50% economic interest in the project. According to the provisions of current accounting standards, because Kinder Morgan Energy Partners will receive 50% of the economics of the Rockies Express project on an ongoing basis, Kinder Morgan Energy Partners is not considered the primary beneficiary of West2East Pipeline LLC and thus, accounts for its investment under the equity method of accounting.

Similarly, Kinder Morgan Energy Partners operates and owns an approximate 51% ownership interest in Plantation Pipe Line Company, and an affiliate of ExxonMobil owns the remaining approximate 49% interest. Each investor has an equal number of directors on Plantation’s board of directors, and board approval is required for certain corporate actions that are considered participating rights. Therefore, Kinder Morgan Energy Partners does not control Plantation Pipe Line Company, and accounts for its investment under the equity method of accounting.

Kinder Morgan Energy Partners acquired its ownership interest in the Red Cedar Gathering Company from Knight Inc. (then Kinder Morgan, Inc.) on December 31, 1999, and acquired its ownership interest in the Express pipeline system from Knight Inc. effective August 28, 2008. Kinder Morgan Energy Partners acquired a 50% ownership interest in Cortez Pipeline Company from affiliates of Shell in April 2000. Kinder Morgan Energy Partners formed Midcontinent Express Pipeline LLC in May 2006.

On October 1, 2008, Kinder Morgan Energy Partners announced that it had entered into a 50/50 joint venture with Energy Transfer Partners, L.P. to build and develop the Fayetteville Express Pipeline, a new natural gas pipeline that will provide shippers in the Arkansas Fayetteville Shale area with takeaway natural gas capacity, added flexibility, and further access to growing markets. Fayetteville Express Pipeline LLC will construct the 187-mile, 42-inch diameter pipeline, which will originate in Conway County, Arkansas, continue eastward through White County, Arkansas, and terminate at an interconnect with Trunkline Gas Company’s pipeline in Quitman County, Mississippi. Pending necessary regulatory approvals, the approximately $1.2 billion pipeline project is expected to be in service by late 2010 or early 2011.

In 2007, Kinder Morgan Energy Partners began making cash contributions to Midcontinent Express Pipeline LLC, the sole owner of the Midcontinent Express Pipeline, for its share of the Midcontinent Express Pipeline construction costs; however, as of December 31, 2008, Kinder Morgan Energy Partners had no net investment in Midcontinent Express Pipeline LLC because in 2008, Midcontinent Express Pipeline LLC established and made borrowings under its own revolving bank credit facility in order to fund its pipeline construction costs and to make distributions to its member owners to fully reimburse them for prior contributions.

In January 2008, Midcontinent Express Pipeline LLC and MarkWest Pioneer, L.L.C. (a subsidiary of MarkWest Energy Partners, L.P.) entered into an option agreement, which provides MarkWest Pioneer, L.L.C. a one-time right to purchase a 10% ownership interest in Midcontinent Express Pipeline LLC after the pipeline is fully constructed and fully placed into service—currently estimated to be August 1, 2009. If the option is exercised, Kinder Morgan Energy Partners and Energy Transfer Partners, L.P. will each own 45% of Midcontinent Express Pipeline LLC, while MarkWest Pioneer, L.L.C. will own the remaining 10%.

2008 Kinder Morgan G.P., Inc.

Kinder Morgan Energy Partners’ total long-term investments consisted of the following:

December 31, 2008
(In millions)
Equity Method Investments
West2East Pipeline LLC	$501.1
Plantation Pipe Line Company	324.3
Red Cedar Gathering Company	138.9
Express Pipeline System	64.9
Cortez Pipeline Company	13.6
Fayetteville Express Pipeline LLC	9.0
Midcontinent Express Pipeline LLC	-
All Others	17.0
Total Equity Investments	1,068.8
Gulf Opportunity Zone Bonds	13.2
Total Long-term Investments	$1,082.0

Summarized combined unaudited financial information for Kinder Morgan Energy Partners’ significant equity investments (listed above) is reported below (amounts represent 100% of investee financial information):

Year Ended December 31, 2008
(In millions)

Balance Sheet
Current assets	$221.7
Non-current assets	6,797.5
Current liabilities	3,690.1
Non-current liabilities	2,015.3
Partners’/owners’ equity	1,313.8

9.  Intangibles

Our intangible assets include goodwill, lease value, contracts, customer relationships, technology-based assets and agreements.

Goodwill and Excess Investment Cost

Changes in the carrying amount of our goodwill for the year ended December 31, 2008 are summarized as follows:

	Beginning of Year Balance	Acquisitions and Purchase Price Adjustments[1]	Impairment of Assets	Other[2]	Balance December 31, 2008
	(In millions)
Products Pipeline–KMP	$2,218.4	$(338.4)	$(797.5)	$(7.1)	$1,075.4
Natural Gas Pipelines–KMP	2,796.8	239.7	(1,361.3)	(11.1)	1,664.1
CO2–KMP	1,083.5	250.2	-	(5.8)	1,327.9
Terminals–KMP	1,402.5	(103.8)	(172.5)	(4.8)	1,121.4
Kinder Morgan Canada–KMP	250.5	-	-	(46.9)	203.6
Consolidated Total	$7,751.7	$47.7	$(2,331.3)	$(75.7)	$5,392.4
_____________
[1]	Adjustments relate primarily to a reallocation between goodwill and property, plant, and equipment in our final purchase price allocation.
[2]	Adjustments include (i) the translation of goodwill denominated in foreign currencies and (ii) reductions in goodwill due to reductions in our ownership percentage of Kinder Morgan Energy Partners.

We evaluate goodwill for impairment in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. For this purpose, we have six reporting units as follows: (i) Products Pipelines–KMP (excluding associated terminals), (ii) Products Pipelines Terminals–KMP (evaluated separately from Products Pipelines for goodwill purposes), (iii) Natural Gas Pipelines–KMP, (iv) CO2–KMP, (v) Terminals–KMP and (vi) Kinder Morgan Canada–KMP. For investments we account for under the equity method of accounting, the premium or excess cost over underlying fair value of net assets is referred to as equity method goodwill and is not subject to amortization but rather to impairment testing in accordance with

2008 Kinder Morgan G.P., Inc.

APB No. 18. As of December 31, 2008, we have reported $138.2 million of equity method goodwill within the caption “Investments” in the accompanying Consolidated Balance Sheet.

In the second quarter of 2008, Knight Inc. finalized the purchase price allocation associated with its May 2007 Going Private transaction, establishing the fair values of our individual assets and liabilities including assigning the associated goodwill to its six reporting units, in each case as of the May 31, 2007 acquisition date. This included the push down of the purchase price adjustments to the General Partner. A significant portion of the goodwill that arose in conjunction with this acquisition was determined to be associated with the general partner and significant limited partner interests in Kinder Morgan Energy Partners (a publicly traded master limited partnership, or “MLP”), attributable, in part, to the difference between the market multiples that might be paid to acquire the general partner and limited interests in an MLP and the market multiples that might be paid to acquire the individual assets that comprise that MLP. This market premium is partially attributable to the incentive distribution right that is embedded in the Kinder Morgan Energy Partners’ general partner interest for which a separate intangible asset was not recognized in purchase accounting because this right cannot be detached or transferred apart from the entire general partner interest.

In conjunction with Knight Inc.’s first annual impairment test of the carrying value of this goodwill, performed as of May 31, 2008, it determined that the fair value of certain reporting units that are part of our investment in Kinder Morgan Energy Partners were less than the carrying values. The fair value of each reporting unit was determined from the present value of the expected future cash flows from the applicable reporting unit (inclusive of a terminal value calculated using market multiples between six and nine times cash flows) discounted at a rate of 9.00%. In accordance with paragraph 23 of SFAS No. 142, the value of each reporting unit was determined on a stand-alone basis from the perspective of a market participant and represents the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. Thus, any value generated from the inclusion of these assets in an MLP structure was not captured in the valuation of these reporting units. This resulted in several of the reporting units having fair values less than their carrying values as the incremental value created by the inclusion of these assets in an MLP structure was taken into account in the Going Private transaction and thus was used in allocating the purchase price under SFAS No. 141. To capture this value at the reporting unit level, Knight Inc. believes it would be necessary to recreate the MLP structure at the reporting unit level. Knight Inc. believes this is not feasible for it or for any market participant, as further discussed below.

Recreating such structure would involve separating each of our reporting units into separate entities so that each reporting unit could be valued on a stand alone basis assuming each such unit was sold as an MLP. Creating separate MLPs would involve significant structural difficulties including potentially numerous adverse state and federal tax consequences to Kinder Morgan Energy Partners and its unitholders. In addition, it would involve a significant amount of tax, legal and commercial analysis, and based on that analysis may also require customer and/or joint venture consents, lender consents, and regulatory approvals and/or unitholder approval. As a result of the factors discussed above, Knight Inc. believes that it is not feasible to apply the MLP structure related value to the individual reporting unit level.

For the reporting units where the fair value was determined to be less than the carrying value, Knight Inc. determined the implied fair value of goodwill. The implied fair value of goodwill within each reporting unit was then compared to the carrying value of goodwill of each such unit, resulting in the following goodwill write down by the reporting units: Products Pipelines–KMP (excluding associated terminals) – $759.1 million, Products Pipelines Terminals–KMP (separate from Products Pipelines–KMP for goodwill impairment analysis purposes) - $38.4 million, Natural Gas Pipelines–KMP – $1,361.3 million, and Terminals–KMP – $172.5 million, for a total write down of $2,331.3 million. The goodwill write downs are non-cash transactions.

The decline in the market price of crude oil since May 31, 2008 has required Knight Inc. to update our goodwill impairment analysis of the CO2–KMP segment as of December 31, 2008. The fair value of the CO2–KMP segment was determined from the present value of the expected future cash flows based on forward prices of crude oil. The assumed average price of oil for each year in the analysis was $54.32, $63.83, $68.79, $71.07 and $72.67 for the fiscal years 2009-2013. A terminal value calculated using a market multiple for similar assets was applied to 2013 cash flows. This calculated fair value of the CO2–KMP reporting unit was greater than the book value of this reporting unit and thus at December 31, 2008 goodwill write down was not necessary.

2008 Kinder Morgan G.P., Inc.

Other Intangibles, Net

Our intangible assets other than goodwill, all of which relate to Kinder Morgan Energy Partners, include customer relationships, contracts and agreements, technology-based assets, and lease value. These intangible assets are being amortized on a straight-line basis over their estimated useful lives and are reported separately as “Other Intangibles, Net” in the accompanying Consolidated Balance Sheet. Following is information related to our intangible assets:

December 31, 2008
(In millions)
Customer Relationships, Contracts and Agreements
Gross Carrying Amount	$263.9
Accumulated Amortization	(29.3)
Net Carrying Amount	234.6

Technology-based Assets, Lease Value and Other
Gross Carrying Amount	11.7
Accumulated Amortization	(0.8)
Net Carrying Amount	10.9

Total Other Intangibles, Net	$245.5

Kinder Morgan Energy Partners’ customer relationships, contracts and agreements relate primarily to the Terminals-KMP business segment, and include relationships and contracts for handling and storage of petroleum, chemical, and dry-bulk materials including oil, gasoline and other refined petroleum products, coal, petroleum coke, fertilizer, steel and ores. The values of these intangible assets were determined by Kinder Morgan Energy Partners (often in conjunction with third party valuation specialists) by first, estimating the revenues derived from a customer relationship or contract (offset by the cost and expenses of supporting assets to fulfill the contract), and secondly, discounting the revenues at a risk adjusted discount rate. As of December 31, 2008, the weighted-average amortization period for our intangible assets was approximately 16.6 years.

As of December 31, 2008, the weighted-average amortization period for our intangible assets was approximately 16.6 years.

10.  Debt

Short-Term Debt

Kinder Morgan Energy Partners’ outstanding short-term debt as of December 31, 2008 was $288.7 million. The balance consisted of (i) $250 million in principal amount of 6.30% senior notes due February 1, 2009; (ii) $23.7 million in principal amount of tax-exempt bonds that mature on April 1, 2024, but are due on demand pursuant to certain standby purchase agreement provisions contained in the bond indenture (Kinder Morgan Energy Partners’ subsidiary Kinder Morgan Operating L.P. “B” is the obligor on the bonds); (iii) an $8.5 million portion of a 5.40% long-term note payable (Kinder Morgan Energy Partners’ subsidiaries Kinder Morgan Operating L.P. “A” and Kinder Morgan Canada Company are the obligors on the note); and (iv) a $6.5 million portion of 5.23% senior notes (Kinder Morgan Energy Partners’ subsidiary, Kinder Morgan Texas Pipeline, L.P., is the obligor on the notes).

Credit Facility

Kinder Morgan Energy Partners’ $1.85 billion five-year unsecured bank credit facility matures August 18, 2010 and can be amended to allow for borrowings up to $2.0 billion. Borrowings under Kinder Morgan Energy Partners’ credit facility can be used for general partnership purposes and as a backup for its commercial paper program. As of December 31, 2008, there were no borrowings under the credit facility.

As of December 31, 2008, the amount available for borrowing under Kinder Morgan Energy Partners’ credit facility was reduced by an aggregate amount of $313.0 million, consisting of (i) a $100 million letter of credit that supports certain proceedings with the California Public Utilities Commission involving refined products tariff charges on the intrastate common carrier operations of Kinder Morgan Energy Partners’ Pacific operations’ pipelines in the state of California; (ii) a combined $73.7 million in three letters of credit that support tax-exempt bonds; (iii) a combined $55.9 million in letters of credit that support Kinder Morgan Energy Partners’ pipeline and terminal operations in Canada; (iv) a combined $40 million in two letters of credit that support Kinder Morgan Energy Partners’ hedging of commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil; (v) a $26.8 million letter of credit that supports Kinder Morgan Energy Partners’ indemnification obligations on the Series D note borrowings of Cortez Capital Corporation; and (vi) a combined $16.6 million in other letters of credit supporting other obligations of Kinder Morgan Energy Partners and its subsidiaries.

2008 Kinder Morgan G.P., Inc.

In addition, on September 15, 2008, Lehman Brothers Holdings Inc. filed for bankruptcy protection under the provisions of Chapter 11 of the U.S. Bankruptcy Code. One Lehman entity was a lending institution that provided $63.3 million of Kinder Morgan Energy Partners’ credit facility. During the first quarter of 2009, Kinder Morgan Energy Partners amended the facility to remove Lehman as a lender, thus reducing the facility by $63.3 million. The commitments of the other banks remain unchanged, and the facility is not defaulted.

Kinder Morgan Energy Partners’ five-year credit facility is with a syndicate of financial institutions. Wachovia Bank, National Association is the administrative agent. The credit facility permits Kinder Morgan Energy Partners to obtain bids for fixed rate loans from members of the lending syndicate. Interest on Kinder Morgan Energy Partners’ credit facility accrues at its option at a floating rate equal to either (i) the administrative agent’s base rate (but not less than the Federal Funds Rate, plus 0.5%); or (ii) LIBOR, plus a margin, which varies depending upon the credit rating of Kinder Morgan Energy Partners’ long-term senior unsecured debt.

Kinder Morgan Energy Partners’ credit facility included the following restrictive covenants as of December 31, 2008:

•	total debt divided by earnings before interest, income taxes, depreciation and amortization for the preceding four quarters may not exceed:
•
5.5, in the case of any such period ended on the last day of (i) a fiscal quarter in which Kinder Morgan Energy Partners makes any Specified Acquisition, or (ii) the first or second fiscal quarter next succeeding such a fiscal quarter; or

•	5.0, in the case of any such period ended on the last day of any other fiscal quarter;
•	certain limitations on entering into mergers, consolidations and sales of assets;
•	limitations on granting liens; and
•	prohibitions on making any distribution to holders of units if an event of default exists or would exist upon making such distribution.

In addition to normal repayment covenants, under the terms of Kinder Morgan Energy Partners’ credit facility, the occurrence at any time of any of the following would constitute an event of default: (i) a failure to make required payments of any item of indebtedness or any payment in respect of any hedging agreement, provided that the aggregate outstanding principal amount for all such indebtedness or payment obligations in respect of all hedging agreements is equal to or exceeds $75 million; (ii) a failure to make required payments of any item of indebtedness, provided that the aggregate outstanding principal amount for all such indebtedness is equal to or exceeds $75 million; (iii) adverse judgments rendered against Kinder Morgan Energy Partners for the payment of money in an aggregate amount in excess of $75 million, if this same amount remains undischarged for a period of thirty consecutive days during which execution shall not be effectively stayed; and (iv) voluntary or involuntary commencements of any proceedings or petitions seeking Kinder Morgan Energy Partners’ liquidation, reorganization or any other similar relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law.

Excluding the relatively non-restrictive specified negative covenants and events of defaults, Kinder Morgan Energy Partners’ credit facility does not contain any provisions designed to protect against a situation where a party to an agreement is unable to find a basis to terminate that agreement while its counterparty’s impending financial collapse is revealed and perhaps hastened through the default structure of some other agreement. The credit facility also does not contain a material adverse change clause coupled with a lockbox provision; however, the facility does provide that the margin Kinder Morgan Energy Partners will pay with respect to borrowings and the facility fee that it will pay on the total commitment will vary based on its senior debt investment rating. None of Kinder Morgan Energy Partners’ debt is subject to payment acceleration as a result of any change to its credit ratings.

Commercial Paper Program

On October 13, 2008, Standard & Poor’s Rating Services lowered Kinder Morgan Energy Partners’ short-term credit rating to A-3 from A-2. As a result of this revision and current commercial paper market conditions, Kinder Morgan Energy Partners is currently unable to access commercial paper borrowings, and as of December 31, 2008, it had no commercial paper borrowings. However, Kinder Morgan Energy Partners expects that its financing and liquidity needs will continue to be met through borrowings made under its bank credit facility described above.

2008 Kinder Morgan G.P., Inc.

Long-term Debt

Kinder Morgan Energy Partners’ outstanding notes and debentures adjusted for purchase accounting (see Note 1), as of December 31, 2008 was $8,289.9 million. The balances consisted of the following:

December 31, 2008
(In millions)
Kinder Morgan Energy Partners, L.P. borrowings
6.30% senior notes due February 1, 2009	$250.1
7.50% senior notes due November 1, 2010	253.1
6.75% senior notes due March 15, 2011	706.4
7.125% senior notes due March 15, 2012	457.1
5.85% senior notes due September 15, 2012	499.6
5.00% senior notes due December 15, 2013	491.5
5.125% senior notes due November 15, 2014	491.3
6.00% senior notes due February 1, 2017	597.8
5.95% senior notes due February 15, 2018	967.8
9.00% senior notes due February 1, 2019	499.9
7.400% senior notes due March 15, 2031	308.6
7.75% senior notes due March 15, 2032	313.6
7.30% senior notes due August 15, 2033	511.6
5.80% senior notes due March 15, 2035	479.8
6.50% senior notes due February 1, 2037	396.0
6.95% senior notes due January 15, 2038	1,172.3
Subsidiary borrowings:
Arrow Terminals L.P.-IL Development Revenue Bonds due January 1, 2010	5.3
Kinder Morgan Louisiana Pipeline LLC-6.0% LA Development Revenue note due Jan. 1, 2011	5.0
Kinder Morgan Operating L.P. “A”-5.40% BP note, due March 31, 2012	19.4
Kinder Morgan Canada Company-5.40% BP note, due March 31, 2012	17.2
Kinder Morgan Texas Pipeline, L.P.-5.23% Senior Notes, due January 2, 2014	37.0
Kinder Morgan Liquids Terminals LLC-N.J. Development Revenue Bonds due Jan. 15, 2018	25.0
Kinder Morgan Columbus LLC-5.50% MS Development Revenue note due Sept. 1, 2022	8.2
Kinder Morgan Operating L.P. “B”-Jackson-Union Cos. IL Revenue Bonds due April 1, 2024	23.7
International Marine Terminals-Plaquemines, LA Revenue Bonds due March 15, 2025	40.0
Other miscellaneous subsidiary debt	1.3
Current portion of long-term debt	(288.7)
Total Outstanding Notes and Debentures	$8,289.9

Senior Notes

As of December 31, 2008, the outstanding principal balance on the various series of Kinder Morgan Energy Partners’ senior notes (excluding unamortized debt discount and adjusted for purchase accounting, see Note 1) was $8.4 billion. For a listing of the various outstanding series of Kinder Morgan Energy Partners’ senior notes, see the table above included in “Long-term Debt.”

Interest Rate Swaps

Information on Kinder Morgan Energy Partners’ interest rate swaps is contained in Note 16.

Cumulative Preferred Stock

As of December 31, 2008, 100,000 shares of $1,000 Liquidation Value Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock due 2057 were outstanding with a total carrying value of $100.0 million. During 2008, $8.3 million in cash dividends, or $83.30 per share, was paid on our Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock. On January 21, 2009, our board of directors declared a quarterly cash dividend on our Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock of $20.825 per share payable on February 18, 2009 to shareholders of record as of January 30, 2009.

2008 Kinder Morgan G.P., Inc.

Kinder Morgan Energy Partners Subsidiary Debt

Kinder Morgan Energy Partners’ subsidiaries are obligors on the following debt. The agreements governing these obligations contain various affirmative and negative covenants and events of default. Kinder Morgan Energy Partners does not believe that these provisions will materially affect the accompanying Consolidated Balance Sheet.

Arrow Terminals L.P. Debt

Arrow Terminals L.P. is an obligor on a $5.3 million principal amount of Adjustable Rate Industrial Development Revenue Bonds issued by the Illinois Development Finance Authority. The bonds have a maturity date of January 1, 2010, and interest on these bonds is paid and computed quarterly at the Bond Market Association Municipal Swap Index. The bonds are collateralized by a first mortgage on assets of Arrow’s Chicago operations and a third mortgage on assets of Arrow’s Pennsylvania operations. As of December 31, 2008, the interest rate was 1.328%. The bonds are also backed by a $5.4 million letter of credit issued by JP Morgan Chase that backs-up the $5.3 million principal amount of the bonds and $0.1 million of interest on the bonds for up to 45 days computed at 12% per annum on the principal amount thereof.

Kinder Morgan Operating L.P. “A” Debt

Effective January 1, 2007, Kinder Morgan Energy Partners acquired the remaining approximately 50.2% interest in the Cochin pipeline system that it did not already own. As part of its purchase price, two of its subsidiaries issued a long-term note payable to the seller having a fair value of $42.3 million. Kinder Morgan Energy Partners valued the debt equal to the present value of amounts to be paid, determined using an annual interest rate of 5.40%. The principal amount of the note, along with interest, is due in five annual installments of $10.0 million beginning March 31, 2008. Kinder Morgan Energy Partners paid the first installment on March 31, 2008, and the final payment is due March 31, 2012. Its subsidiaries Kinder Morgan Operating L.P. “A” and Kinder Morgan Canada Company are the obligors on the note, and as of December 31, 2008, the outstanding balance under the note was $36.6 million.

Kinder Morgan Texas Pipeline, L.P. Debt

Kinder Morgan Texas Pipeline, L.P. is the obligor on a series of unsecured senior notes with a fixed annual stated interest rate as of August 1, 2005, of 8.85%. The assumed principal amount, along with interest, is due in monthly installments of approximately $0.7 million. The final payment is due January 2, 2014. As of December 31, 2008, the outstanding balance under the senior notes was $37.0 million.

Additionally, the unsecured senior notes may be prepaid at any time in amounts of at least $1.0 million and at a price equal to the higher of par value or the present value of the remaining scheduled payments of principal and interest on the portion being prepaid.

Kinder Morgan Liquids Terminals LLC Debt

Kinder Morgan Liquids Terminals LLC is the obligor on $25.0 million of Economic Development Revenue Refunding Bonds issued by the New Jersey Economic Development Authority. These bonds have a maturity date of January 15, 2018. Interest on these bonds is computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed during Commercial Paper, Daily or Weekly Rate Periods and on the basis of a 360-day year consisting of twelve 30-day months during a Term Rate Period. As of December 31, 2008, the annual interest rate was 0.52%. Kinder Morgan Energy Partners has an outstanding letter of credit issued by Citibank in the amount of $25.4 million that backs-up the $25.0 million principal amount of the bonds and $0.4 million of interest on the bonds for up to 46 days computed at 12% on a per annum basis on the principal thereof.

Kinder Morgan Operating L.P. “B” Debt

As of December 31, 2008, Kinder Morgan Energy Partner’s subsidiary Kinder Morgan Operating L.P. “B” was the obligor of a principal amount of $23.7 million of tax-exempt bonds due April 1, 2024. The bonds were issued by the Jackson-Union Counties Regional Port District, a political subdivision embracing the territories of Jackson County and Union County in the state of Illinois. These variable rate demand bonds bear interest at a weekly floating market rate and are backed-up by a letter of credit issued by Wachovia.

The bond indenture also contains certain standby purchase agreement provisions which allow investors to put (sell) back their bonds at par plus accrued interest. In the fourth quarter of 2008, certain investors elected to sell back their bonds and Kinder Morgan Energy Partners paid a total principal and interest amount of $5.2 million according to the letter of credit reimbursement provisions. However, the bonds were subsequently resold and as of December 31, 2008, Kinder Morgan Energy Partners’ was fully reimbursed for its prior payments. As of December 31, 2008, the annual interest rate on these bonds was 3.04%. Kinder Morgan Energy Partners’ outstanding letter of credit issued by Wachovia, which backs-up a principal amount of $17.7 million principal amount of the bonds and $0.3 million of interest on the bonds for up to 55 days computed at 12% per annum on the principal amount thereof.

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International Marine Terminals Debt

Kinder Morgan Energy Partners owns a 66 2/3% interest in International Marine Terminals (“IMT”) partnership. The principal assets owned by IMT are dock and wharf facilities financed by the Plaquemines Port, Harbor and Terminal District (Louisiana) $40.0 million Adjustable Rate Annual Tender Port Facilities Revenue Refunding Bonds IMT Series 1984A and 1984B. As of December 31, 2008, the annual interest rate on these bonds was 2.20%.

On March 15, 2005, these bonds were refunded and the maturity date was extended from March 15, 2006 to March 15, 2025. No other changes were made under the bond provisions. The bonds are backed by two letters of credit issued by KBC Bank N.V. On March 19, 2002, an Amended and Restated Letter of Credit Reimbursement Agreement relating to the letters of credit in the amount of $45.5 million was entered into by IMT and KBC Bank. In connection with that agreement, Kinder Morgan Energy Partners agreed to guarantee the obligations of IMT in proportion to its ownership interest. Kinder Morgan Energy Partners’ obligation is approximately $30.3 million for principal, plus interest and other fees.

Gulf Opportunity Zone Bonds

To help fund its business growth in the states of Mississippi and Louisiana, Kinder Morgan Energy Partners completed the purchase of a combined $13.2 million in principal amount of tax exempt revenue bonds in two separate transactions in December 2008. The bond offerings were issued under the Gulf Opportunity Zone Act of 2005 and consisted of the following: (i) $8.2 million in principal amount of 5.5% Development Revenue Bonds issued by the Mississippi Business Finance Corporation, a public, non-profit corporation that coordinates a variety of resources used to assist business and industry in the state of Mississippi; and (ii) $5.0 million in principal amount of 6.0% Development Revenue Bonds issued by the Louisiana Community Development Authority, a political subdivision of the state of Louisiana.

The Mississippi revenue bonds mature on September 1, 2022, and both principal and interest is due in full at maturity. Kinder Morgan Energy Partners holds an option to redeem in full (and settle the note payable to MBFC) the principal amount of bonds it holds without penalty after one year. The Louisiana revenue bonds have a maturity date of January 1, 2011 and provide for semi-annual interest payments each July 1 and January 1.

Maturities of Debt

The scheduled maturities of Kinder Morgan Energy Partners and its subsidiaries’ outstanding debt, excluding value of interest rate swaps, as of December 31, 2008, are summarized as follows:

Year	Commitment
(In millions)
2009	$288.7
2010	270.8
2011	721.2
2012	1,466.4
2013	506.5
Thereafter	5,310.0
Total	$8,563.6

Fair Value of Financial Instruments

Fair value as used in SFAS No. 107, Disclosures about Fair Value of Financial Instruments, represents the amount at which an instrument could be exchanged in a current transaction between willing parties. The estimated fair value of Kinder Morgan Energy Partners’ long-term debt, including its current portion and excluding the value of interest rate swaps, is based upon prevailing interest rates available to Kinder Morgan Energy Partners and is discussed below.

	December 31, 2008
	Carrying Value	Estimated Fair Value
	(In millions)
Total Debt	$8,578.6	$7,627.3

11. Distributions and Contributions

During the year ended December 31, 2008, we distributed $778.0 million to our sole stockholder, Kinder Morgan (Delaware), Inc., all of which was designated as a return of capital and deducted from additional paid-in capital.

During the year ended December 31, 2008, our sole stockholder, Kinder Morgan (Delaware), Inc., made capital contributions in the amount of $240.1 million. Capital contributions were made in the form of converting our long-term related party note

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payable balance into equity.

12. Equity Transactions

On February 12, 2008, Kinder Morgan Energy Partners completed an offering of 1,080,000 of its common units at a price of $55.65 per unit in a privately negotiated transaction. Kinder Morgan Energy Partners received net proceeds of $60.1 million for the issuance of these 1,080,000 common units, and the proceeds were used to reduce the borrowings under its commercial paper program. This transaction had the associated effects of increasing our (i) minority interests associated with Kinder Morgan Energy Partners by $60.0 million and (ii) associated accumulated deferred income taxes by $0.1 million and reducing our (i) goodwill by $3.6 million and (ii) paid-in capital by $3.6 million.

On March 10, 2008, Kinder Morgan Energy Partners completed a public offering of 5,750,000 of its common units at a price of $57.70 per unit, including common units sold pursuant to the underwriters’ over-allotment option, less commissions and underwriting expenses. Kinder Morgan Energy Partners received net proceeds of $324.2 million for the issuance of these common units, and used the proceeds to reduce the borrowings under its commercial paper program. This transaction had the associated effects of increasing our (i) minority interests associated with Kinder Morgan Energy Partners by $323.5 million and (ii) associated accumulated deferred income taxes by $0.2 million and reducing our (i) goodwill by $18.8 million and (ii) paid-in capital by $18.3 million.

In connection with Kinder Morgan Energy Partners’ acquisition on August 28, 2008 of Knight Inc.’s one-third ownership interest in Express and Knight Inc.’s full ownership of Jet Fuel, Kinder Morgan Energy Partners issued 2,014,693 common units to Knight Inc. The units were valued at $116.0 million. See Note 3 for additional information regarding this transaction.

On December 16, 2008, Kinder Morgan Energy Partners furnished to the Securities and Exchange Commission two Current Reports on Form 8-K and one Current Report on Form 8-K/A (in each case, containing disclosures under item 7.01 of Form 8-K) containing certain information with respect to this public offering of Kinder Morgan Energy Partners’ common units. Kinder Morgan Energy Partners also filed a prospectus supplement with respect to this common unit offering on December 17, 2008. These Current Reports may have constituted prospectuses not meeting the requirements of the Securities Act due to the legends used in the Current Reports. Accordingly, under certain circumstances, purchasers of the common units from the offering might have the right to require Kinder Morgan Energy Partners to repurchase the common units they purchased, or if they have sold those common units, to pay damages. Consequently, Kinder Morgan Energy Partners could have a potential liability arising out of these possible violations of the Securities Act. The magnitude of any potential liability is presently impossible to quantify, and would depend upon whether it is demonstrated Kinder Morgan Energy Partners violated the Securities Act, the number of common units that purchasers in the offering sought to require us to repurchase and the treading price of our common units.

On December 22, 2008, Kinder Morgan Energy Partners completed a public offering of 3.9 million of its common units at a price of $46.75 per unit, less commissions and underwriting expenses. After commissions and underwriting expenses, Kinder Morgan Energy Partners received net proceeds of $176.6 million for the issuance of these common units, and used the proceeds to reduce the borrowings under its bank credit facility. This transaction had the associated effects of increasing our (i) minority interests associated with Kinder Morgan Energy Partners by $176.3 million and (ii) associated accumulated deferred income taxes by $0.1 million and reducing our (i) goodwill by $6.6 million and (ii) paid-in capital by $6.4 million.

13. Pensions and Other Postretirement Benefits

Due to Kinder Morgan Energy Partners’ acquisition of Trans Mountain (see Note 3), Kinder Morgan Canada Inc. and Trans Mountain Pipeline Inc. (as general partner of Trans Mountain Pipeline L.P.) are sponsors of pension plans for eligible Trans Mountain employees. The plans include registered defined benefit pension plans, supplemental unfunded arrangements that provide pension benefits in excess of statutory limits, and defined contributory plans. These entities also provide postretirement benefits other than pensions for retired employees. As of December 31, 2008, the overall net periodic pension and postretirement benefit costs for these plans for the year 2009 is estimated to be approximately $3.1 million, although this estimate could change if there were to be a significant event, such as a plan amendment or a plan curtailment, which would require a remeasurement of liabilities. Kinder Morgan Energy Partners expects to contribute approximately $7.7 million to these benefit plans in 2009.

Additionally, in connection with its acquisition of SFPP, L.P. and Kinder Morgan Bulk Terminals, Inc. in 1998, Kinder Morgan Energy Partners acquired certain liabilities for pension and postretirement benefits. Kinder Morgan Energy Partners provides medical and life insurance benefits to current employees, their covered dependents and beneficiaries of SFPP and Kinder Morgan Bulk Terminals. The same benefits are provided to former salaried employees of SFPP. Additionally, Kinder Morgan Energy Partners will continue to fund these costs for those employees currently in the plan during their retirement years. SFPP’s postretirement benefit plan is frozen and no additional participants may join the plan. The noncontributory defined benefit pension plan covering the former employees of Kinder Morgan Bulk Terminals is the Knight Inc. Retirement Plan. The benefits under this plan are based primarily upon years of service and final average pensionable earnings; however, benefit accruals were frozen as of December 31, 1998.

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As of December 31, 2008, Kinder Morgan Energy Partners estimates its overall net periodic postretirement benefit cost for the SFPP postretirement benefit plan for the year 2009 will be a credit of $0.1 million; however, this estimate could change if a future significant event were to require a remeasurement of liabilities. In addition, Kinder Morgan Energy Partners expects to contribute approximately $0.3 million to this postretirement benefit plan in 2009.

On September 29, 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106 and 132(R). One of the provisions of this Statement requires an employer with publicly traded equity securities to recognize the overfunded or underfunded status of a defined benefit pension plan or postretirement benefit plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to provide the required disclosures as of the end of the fiscal year ended after December 15, 2006. Following adoption of SFAS No. 158, entities will report as part of the net benefit liability on their balance sheet amounts that have not yet been recognized as a component of benefit expense (for example, unrecognized prior service costs or credits, net (actuarial) gain or loss, and transition obligation or asset) with a corresponding adjustment to accumulated other comprehensive income.

Kinder Morgan Energy Partners adopted SFAS No. 158 on December 31, 2006, and the primary impact of adopting this Statement was to require that Kinder Morgan Energy Partners fully recognize, in its consolidated balance sheet, both the funded status of its pension and postretirement benefit plan obligations, and previously unrecognized prior service costs and credits and actuarial gains and losses.

As of December 31, 2008, the recorded value of Kinder Morgan Energy Partners’ pension and postretirement benefit obligations for these plans was a combined $33.4 million.

Multiemployer Plans

As a result of acquiring several terminal operations, primarily the acquisition of Kinder Morgan Bulk Terminals, Inc. effective July 1, 1998, Kinder Morgan Energy Partners participates in several multi-employer pension plans for the benefit of employees who are union members. Kinder Morgan Energy Partners does not administer these plans but does contribute to them in accordance with the provisions of negotiated labor contracts. Other benefits include a self-insured health and welfare insurance plan and an employee health plan where employees may contribute for their dependents’ health care costs.

Kinder Morgan Savings Plan

The Kinder Morgan Savings Plan is a defined contribution 401(k) plan. The plan permits all full-time employees of Knight Inc. and KMGP Services Company, Inc. to contribute between 1% and 50% of base compensation, on a pre-tax basis, into participant accounts. In addition to a contribution equal to 4% of base compensation per year for most plan participants, our general partner may make special discretionary contributions. Certain employees’ contributions are based on collective bargaining agreements. The contributions are made each pay period on behalf of each eligible employee. Participants may direct the investment of their contributions and all employer contributions, including discretionary contributions, into a variety of investments. Plan assets are held and distributed pursuant to a trust agreement.

Employer contributions for employees vest on the second anniversary of the date of hire. Effective October 1, 2005, for new employees of our Terminals – KMP segment, a tiered employer contribution schedule was implemented. This tiered schedule provides for employer contributions of 1% for service less than one year, 2% for service between one and two years, 3% for services between two and five years, and 4% for service of five years or more. All employer contributions for Terminals employees hired after October 1, 2005 vest on the fifth anniversary of the date of hire (effective January 1, 2008, this five year anniversary date for Terminals employees was changed to three years to comply with changes in federal regulations).

At its July 2008 meeting, the compensation committee of the Kinder Morgan Management board of directors approved a special contribution of an additional 1% of base pay into the Savings Plan for each eligible employee. Each eligible employee will receive an additional 1% company contribution based on eligible base pay each pay period beginning with the first pay period of August 2008 and continuing through the last pay period of July 2009. The additional 1% contribution does not change or otherwise impact the annual 4% contribution that eligible employees currently receive, and it will vest according to the same vesting schedule described in the preceding paragraph. Since this additional 1% company contribution is discretionary, compensation committee approval will be required annually for each additional contribution. During the first quarter of 2009, excluding the 1% additional contribution described above, we did not make any additional discretionary contributions to individual accounts for 2008.

Additionally, participants have an option to make after-tax “Roth” contributions (“Roth 401(k) option”) to a separate participant account was added to the Savings Plan as an additional benefit to all participants. Unlike traditional 401(k) plans, where participant contributions are made with pre-tax dollars, earnings grow tax-deferred, and the withdrawals are treated as taxable income, Roth 401(k) contributions are made with after-tax dollars, earnings are tax-free, and the withdrawals are tax-free if they occur after both (i) the fifth year of participation in the Roth 401(k) option, and (ii) attainment of age 59 ½, death or disability. The employer contribution will still be considered taxable income at the time of withdrawal.

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Cash Balance Retirement Plan

Employees of KMGP Services Company, Inc. and Knight Inc. are also eligible to participate in a Cash Balance Retirement Plan. Certain employees continue to accrue benefits through a career-pay formula, “grandfathered” according to age and years of service on December 31, 2000, or collective bargaining arrangements. All other employees accrue benefits through a personal retirement account in the Cash Balance Retirement Plan. Under the plan, we credit each participating employee’s personal retirement account an amount equal to 3% of eligible compensation every pay period. Interest is credited to the personal retirement accounts at the 30-year U.S. Treasury bond rate, or an approved substitute, in effect each year. Employees become fully vested in the plan after three years, and they may take a lump sum distribution upon termination of employment or retirement.

14. Related Party Transactions

General and Administrative Expenses

Due to certain going-private transaction expenses allocated to Kinder Morgan Energy Partners from Knight, we recognized a total of $5.6 million in non-cash compensation expense in 2008. For accounting purposes, Knight is required to allocate to Kinder Morgan Energy Partners a portion of these transaction-related amounts and we are required to recognize the amounts as expense; however, we were not responsible for paying these buyout expenses, and accordingly, we recognize the unpaid amount as an increase to “Minority Interests in Equity of Subsidiaries” on our balance sheet.

Furthermore, in accordance with SFAS No. 123R, Knight Holdco LLC is required to recognize compensation expense in connection with their Class A-1 and Class B units over the expected life of such units. As a subsidiary of Knight Holdco LLC, we are allocated a portion of this compensation expense, although we have no obligation nor do we expect to pay any of these costs.

Operations

Natural Gas Pipelines–KMP Business Segment. Knight Inc. or its subsidiaries operate and maintain for Kinder Morgan Energy Partners the assets comprising its Natural Gas Pipelines-KMP business segment. Natural Gas Pipeline Company of America LLC (“NGPL”, formerly Natural Gas Pipeline Company of America), a wholly owned subsidiary of Knight Inc. until early 2008 at which time it became a 20% owned equity method investee, operates Trailblazer Pipeline Company LLC’s assets under a long-term contract pursuant to which Trailblazer Pipeline Company LLC incurs the costs and expenses related to NGPL’s operating and maintaining the assets. Trailblazer Pipeline Company LLC provides the funds for its own capital expenditures. NGPL does not profit from or suffer loss related to its operation of Trailblazer Pipeline Company LLC’s assets.

The remaining assets comprising the Natural Gas Pipelines-KMP business segment as well as the Cypress Pipeline (and the North System until its sale in October 2007, described in Note 3), which is part of Products Pipelines-KMP business segment, are operated under other agreements between Knight Inc. and Kinder Morgan Energy Partners.

CO2–KMP Business Segment. Knight Inc. or its subsidiaries operate and maintain, for Kinder Morgan Energy Partners, the power plant that was constructed at the SACROC oil field unit, located in the Permian Basin area of West Texas. The power plant provides approximately half of SACROC’s current electricity needs. Kinder Morgan Power Company, a subsidiary of Knight Inc., operates and maintains the power plant under a five-year contract expiring in June 2010.

In addition, Kinder Morgan Production Company is responsible for processing and directly paying invoices for fuels utilized by the plant. Other materials, including but not limited to lubrication oil, hydraulic oils, chemicals, ammonia and any catalyst are purchased by Knight Inc. and invoiced monthly as provided by the contract, if not paid directly by Kinder Morgan Production Company.

Risk Management

Certain of Kinder Morgan Energy Partners’ business activities expose it to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil. Kinder Morgan Energy Partners also has exposure to interest rate risk as a result of the issuance of its fixed rate debt obligations. Pursuant to Kinder Morgan Energy Partners’ management’s approved risk management policy, it uses derivative contracts to hedge or reduce its exposure to these risks and protect its profit margins, and it is prohibited from engaging in speculative trading.

Kinder Morgan Energy Partners’ commodity-related risk management activities are monitored by its risk management committee, which is a separately designated standing committee whose job responsibilities involve operations exposed to commodity market risk and other external risks in the ordinary course of business. This risk management committee is charged with the review and enforcement of Kinder Morgan Energy Partners’ management’s risk management policy. The committee is comprised of 19 executive-level employees of Knight Inc. or KMGP Services Company, Inc. whose job responsibilities involve operations exposed to commodity market risk and other external risks in the ordinary course of our businesses. The committee is chaired by Kinder Morgan Energy Partners’ President and is charged with the following three

2008 Kinder Morgan G.P., Inc.

responsibilities: (i) establish and review risk limits consistent with the risk tolerance philosophy; (ii) recommend to the audit committee of Kinder Morgan Energy Partners’ general partner’s delegate any changes, modifications, or amendments to the risk management policy; and (iii) address and resolve any other high-level risk management issues.

In addition, as discussed in Note 1, as a result of the going private transaction of Knight Inc., a number of individuals and entities became significant investors in Knight Inc. By virtue of the size of their ownership interest in Knight Inc., two of those investors became “related parties” to Kinder Morgan Energy Partners (as that term is defined in authoritative accounting literature): (i) American International Group, Inc. and certain of its affiliates including Highstar Capital; and (ii) Goldman Sachs Capital Partners and certain of its affiliates. Kinder Morgan Energy Partners and/or its affiliates enter into transactions with certain AIG affiliates in the ordinary course of their conducting insurance and insurance-related activities, although no individual transaction is, and all such transactions collectively are not, material to its consolidated financial statements. In addition, Goldman Sachs has provided, and may in the future provide, our affiliates investment banking services. Such activity is not material to our consolidated financial statements.

Kinder Morgan Energy Partners also conducts commodity risk management activities in the ordinary course of implementing its risk management strategies in which the counterparty to certain of our derivative transactions is an affiliate of Goldman Sachs. In conjunction with these activities, Kinder Morgan Energy Partners is a party (through one of its subsidiaries engaged in the production of crude oil) to a hedging facility with J. Aron & Company/Goldman Sachs, which requires that Kinder Morgan Energy Partners provide certain periodic information, but does not require the posting of margin. As a result of changes in the market value of Kinder Morgan Energy Partners’ derivative positions, it has created both amounts receivable from and payable to Goldman Sachs affiliates.

The following table summarizes the fair values of Kinder Morgan Energy Partners’ energy commodity derivative contracts associated with its commodity price risk management activities with related parties and included on the accompanying Consolidated Balance Sheet as of December 31, 2008 (in millions):

Derivatives - Asset/(Liability)
Current Assets: Fair Value of Derivative Instruments	$60.4
Fair Value of Derivative Instruments, Non-current	20.1
Current Liabilities: Fair Value of Derivative Instruments	(13.2)
Fair Value of Derivative Instruments, Non-current	$(24.1)

For more information on Kinder Morgan Energy Partners’ risk management activities see Note 14.

KM Insurance, Ltd.

KM Insurance, Ltd., referred to as KMIL, is a Bermuda insurance company and wholly owned subsidiary of Knight Inc. KMIL was formed during the second quarter of 2005 as a Class 2 Bermuda insurance company, the sole business of which is to issue policies for Knight Inc. and Kinder Morgan Energy Partners to secure the deductible portion of our workers compensation, automobile liability, and general liability policies placed in the commercial insurance market.

Notes Receivable

Plantation Pipe Line Company. Kinder Morgan Energy Partners has a seven-year note receivable bearing interest at the rate of 4.72% per annum from Plantation Pipe Line Company, its 51.17%-owned equity investee. The outstanding note receivable balance was $88.5 million as of December 31, 2008. Of this amount, $3.7 million was included within “Notes and Interest Receivable, Net” as of December 31, 2008 and the remainder was included within “Notes Receivable─Related Parties” in the accompanying Consolidated Balance Sheet.

Coyote Gas Treating, LLC. Coyote Gas Treating, LLC is a joint venture that was organized in December 1996. It is referred to as Coyote Gulch in this report. The sole asset owned by Coyote Gulch is a 250 million cubic feet per day natural gas treating facility located in La Plata County, Colorado. Prior to the contribution of Kinder Morgan Energy Partners’ ownership interest in Coyote Gulch to Red Cedar Gathering on September 1, 2006, Kinder Morgan Energy Partners was the managing partner and owned a 50% equity interest in Coyote Gulch. The value of Kinder Morgan Energy Partners’ 50% equity contribution from Coyote Gulch to Red Cedar on September 1, 2006 was $16.7 million, and this amount remains included within “Investments” in the accompanying Consolidated Balance Sheet as of December 31, 2008.

15. Leases and Commitments

Capital Leases

Neither the assets we have recorded in conjunction with capital leases, the amortization associated with these assets nor the future commitments associated with such leases is significant in any year or cumulatively.

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Operating Leases

Including probable elections to exercise renewal options, the remaining terms on Kinder Morgan Energy Partners’ operating leases range from one to 61 years. Future commitments related to these leases as of December 31, 2008 are as follows:

Year	Commitments
(In millions)
2009	31.1
2010	27.7
2011	22.1
2012	17.9
2013	13.8
Thereafter	34.9
Total minimum payments	$147.5

Kinder Morgan Energy Partners has not reduced their total minimum payments for future minimum sublease rentals, aggregating approximately $1.1 million.

Unit-Based Payment Plans

Kinder Morgan Energy Partners has unit-based awards outstanding under two common unit-based compensation plans: The Directors’ Unit Appreciation Rights Plan and the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors.

The Directors’ Unit Appreciation Rights Plan was established on April 1, 2003. Pursuant to this plan, each of Kinder Morgan Management’s three non-employee directors was eligible to receive common unit appreciation rights. Upon the exercise of unit appreciation rights, Kinder Morgan Energy Partners will pay, within thirty days of the exercise date, the participant an amount of cash equal to the excess, if any, of the aggregate fair market value of the unit appreciation rights exercised as of the exercise date over the aggregate award price of the rights exercised. The fair market value of one unit appreciation right as of the exercise date will be equal to the closing price of one common unit on the New York Stock Exchange on that date. The award price of one unit appreciation right will be equal to the closing price of one common unit on the New York Stock Exchange on the date of grant. All unit appreciation rights granted vest on the six-month anniversary of the date of grant and have a ten-year expiration. A total of 52,500 unit appreciation rights were granted in 2003 and 2004. During 2008, 10,000 unit appreciation rights were exercised by one director at an aggregate fair value of $60.32 per unit. As of December 31, 2008, 35,000 unit appreciation rights had been granted, vested and remained outstanding. In 2005, this plan was replaced with the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors, discussed following.

The Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors recognizes that the compensation to be paid to each non-employee director is fixed by the Kinder Morgan Management board, generally annually, and that the compensation is expected to include an annual retainer payable in cash. Pursuant to the plan, in lieu of receiving cash compensation, each non-employee director may elect to receive common units. A non-employee director may make a new election each calendar year. The total number of common units authorized under this compensation plan is 100,000. All common units issued under this plan are subject to forfeiture restrictions that expire six months from the date of issuance. A total of 4,338 common units were issued to non-employee directors through 2008 as a result of their elections to receive common units in lieu of cash compensation. An additional 3,200 units were issued in early 2009.

Contingent Debt

As prescribed by the provisions of Financial Accounting Standards Board Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, we disclose certain types of guarantees or indemnifications we have made. These disclosures cover certain types of guarantees included within debt agreements, even if the likelihood of requiring Kinder Morgan Energy Partners’ performance under such guarantee is remote. The following is a description of Kinder Morgan Energy Partners’ contingent debt agreements as of December 31, 2008.

Cortez Pipeline Company Debt - Pursuant to a certain Throughput and Deficiency Agreement, the partners of Cortez Pipeline Company (Kinder Morgan CO2 Company, L.P. – 50% partner; a subsidiary of Exxon Mobil Corporation – 37% partner; and Cortez Vickers Pipeline Company – 13% partner) are required, on a several, proportional percentage ownership basis, to contribute capital to Cortez Pipeline Company in the event of a cash deficiency. Furthermore, due to Kinder Morgan Energy Partners’ indirect ownership of Cortez Pipeline Company through Kinder Morgan CO2 Company, L.P., Kinder Morgan Energy Partners severally guarantee 50% of the debt of Cortez Capital Corporation, a wholly-owned subsidiary of Cortez Pipeline Company.

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As of December 31, 2008, the debt facilities of Cortez Capital Corporation consisted of (i) $53.6 million of Series D notes due May 15, 2013; (ii) a $125 million short-term commercial paper program; and (iii) a $125 million five-year committed revolving credit facility due December 22, 2009 (to support the above-mentioned $125 million commercial paper program). As of December 31, 2008, Cortez Capital Corporation had outstanding borrowings of $116.0 million under its five-year credit facility, and no outstanding commercial paper borrowings. The average interest rate at December 31, 2008on the Series D notes was 7.14%.

In October 2008, Standard & Poor’s Rating Services lowered Cortez Capital Corporation’s short-term credit rating to A-3 from A-2. As a result of this revision and current commercial paper market conditions, Cortez is unable to access commercial paper borrowings; however, it expects that its financing and liquidity needs will continue to be met through borrowings made under its long-term bank credit facility.

With respect to Cortez Capital Corporation’s Series D notes, Shell Oil Company shares Kinder Morgan Energy Partners’ several guaranty obligations jointly and severally; however, Kinder Morgan Energy Partners is obligated to indemnify Shell for liabilities it incurs in connection with such guaranty. As of December 31, 2008, JP Morgan Chase has issued a letter of credit on Kinder Morgan Energy Partners’ behalf in the amount of $26.8 million to secure Kinder Morgan Energy Partners’ indemnification obligations to Shell for 50% of the $53.6 million in principal amount of Series D notes outstanding as of December 31, 2008.

Nassau County, Florida Ocean Highway and Port Authority Debt - Kinder Morgan Energy Partners has posted a letter of credit as security for borrowings under Adjustable Demand Revenue Bonds issued by the Nassau County, Florida Ocean Highway and Port Authority. The bonds were issued for the purpose of constructing certain port improvements located in Fernandino Beach, Nassau County, Florida. Kinder Morgan Energy Partners’ subsidiary, Nassau Terminals LLC, is the operator of the marine port facilities. The bond indenture is for 30 years and allows the bonds to remain outstanding until December 1, 2020. Principal payments on the bonds are made on the first of December each year and corresponding reductions are made to the letter of credit.

In October 2008, pursuant to the standby purchase agreement provisions contained in the bond indenture—which require the sellers of those guarantees to buy the debt back—certain investors elected to put (sell) back their bonds at par plus accrued interest. A total principal and interest amount of $11.8 million was tendered and drawn against Kinder Morgan Energy Partners’ letter of credit and accordingly, Kinder Morgan Energy Partners paid this amount pursuant to the letter of credit reimbursement provisions. This payment reduced the face amount of Kinder Morgan Energy Partners’ letter of credit from $22.5 million to $10.7 million. In December 2008, the bonds that were put back were re-sold, and Kinder Morgan Energy Partners was fully reimbursed for its prior letter of credit payments. As of December 31, 2008, this letter of credit had a face amount of $10.2 million.

Rockies Express Pipeline LLC Debt - Pursuant to certain guaranty agreements, all three member owners of West2East Pipeline LLC (which owns all of the member interests in Rockies Express Pipeline LLC) have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in West2East Pipeline LLC, borrowings under Rockies Express Pipeline LLC’s (i) $2.0 billion five-year, unsecured revolving credit facility due April 28, 2011; (ii) $2.0 billion commercial paper program; and (iii) $600 million in principal amount of floating rate senior notes due August 20, 2009. The three member owners and their respective ownership interests consist of the following: Kinder Morgan Energy Partners’ subsidiary Kinder Morgan W2E Pipeline LLC – 51%, a subsidiary of Sempra Energy – 25%, and a subsidiary of ConocoPhillips – 24%.

Borrowings under the Rockies Express commercial paper program are primarily used to finance the construction of the Rockies Express interstate natural gas pipeline and to pay related expenses. The credit facility, which can be amended to allow for borrowings up to $2.5 billion, supports borrowings under the commercial paper program, and borrowings under the commercial paper program reduce the borrowings allowed under the credit facility. The $600 million in principal amount of senior notes were issued on September 20, 2007. The notes are unsecured and are not redeemable prior to maturity. Interest on the notes is paid and computed quarterly at an interest rate of three-month LIBOR (with a floor of 4.25%) plus a spread of 0.85%.

Upon issuance of the notes, Rockies Express entered into two floating-to-fixed interest rate swap agreements having a combined notional principal amount of $600 million and maturity dates of August 20, 2009. On September 24, 2008, Rockies Express terminated one of the aforementioned interest rate swaps that had Lehman Brothers as the counterparty. The notional principal amount of the terminated swap agreement was $300 million. The remaining interest rate swap agreement effectively converts the interest expense associated with $300 million of these senior notes from its stated variable rate to a fixed rate of 5.47%.

In October 2008, Standard & Poor’s Rating Services lowered Rockies Express Pipeline LLC’s short-term credit rating to A-3 from A-2. As a result of this revision and current commercial paper market conditions, Rockies Express is unable to access commercial paper borrowings, and as of December 31, 2008, there were no borrowings under its commercial paper program. However, Rockies Express expects that its financing and liquidity needs will continue to be met through borrowings made under

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its long-term bank credit facility and contributions by its equity investors.

As of December 31, 2008, in addition to the $600 million in floating rate senior notes, Rockies Express had outstanding borrowings of $1,561.0 million under its five-year credit facility. Accordingly, as of December 31, 2008, Kinder Morgan Energy Partners’ contingent share of Rockies Express’ debt was $1,102.1 million (51% of total guaranteed borrowings). In addition, there is a letter of credit outstanding to support the construction of the Rockies Express Pipeline. As of December 31, 2008, this letter of credit, issued by JPMorgan Chase, had a face amount of $31.4 million. Kinder Morgan Energy Partners’ contingent responsibility with regard to this outstanding letter of credit was $16.0 million (51% of total face amount).

One of the Lehman entities was a lending bank with a $41 million commitment to the Rockies Express $2.0 billion credit facility. During the first quarter of 2009, Rockies Express amended its facility to remove Lehman as a lender, thus reducing the facility by $41.0 million. However, the commitments of the other banks remain unchanged and the facility is not defaulted.

Midcontinent Express Pipeline LLC Debt - Pursuant to certain guaranty agreements, each of the two member owners of Midcontinent Express Pipeline LLC have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in Midcontinent Express Pipeline LLC, borrowings under Midcontinent’s $1.4 billion three-year, unsecured revolving credit facility, entered into on February 29, 2008 and due February 28, 2011. The facility is with a syndicate of financial institutions with The Royal Bank of Scotland plc as the administrative agent. Borrowings under the credit agreement will be used to finance the construction of the Midcontinent Express Pipeline system and to pay related expenses. One of the Lehman entities was a lending bank with a $100 million commitment to the Midcontinent Express $1.4 billion credit facility. Since declaring bankruptcy, Lehman has not met its obligations to lend under the credit facility. The commitments of the other banks remain unchanged and the facility is not defaulted.

Midcontinent Express Pipeline LLC is an equity method investee of Kinder Morgan Energy Partners, and the two member owners and their respective ownership interests consist of the following: Kinder Morgan Energy Partners’ subsidiary Kinder Morgan Operating L.P. “A” – 50%, and Energy Transfer Partners, L.P. – 50%. As of December 31, 2008, Midcontinent Express Pipeline LLC had $837.5 million borrowed under its three-year credit facility. Accordingly, as of December 31, 2008, Kinder Morgan Energy Partners’ contingent share of Midcontinent Express’ debt was $418.8 million (50% of total borrowings). Furthermore, the revolving credit facility can be used for the issuance of letters of credit to support the construction of the Midcontinent Express Pipeline, and as of December 31, 2008, a letter of credit having a face amount of $33.3 million was issued under the credit facility. Accordingly, as of December 31, 2008, Kinder Morgan Energy Partners’ contingent responsibility with regard to this outstanding letter of credit was $16.7 million (50% of total face amount).

16. Risk Management

Kinder Morgan Energy Partners is exposed to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil as a result of its expected future purchase or sale of these products. Kinder Morgan Energy Partners has exposure to interest rate risk as a result of the issuance of variable and fixed rate debt and to foreign currency risk from investments in businesses owned and operated outside the United States. Pursuant to its risk management policy, Kinder Morgan Energy Partners engages in derivative transactions for the purpose of mitigating these risks, which transactions are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and associated amendments (“SFAS No. 133”).

Commodity Price Risk Management

Kinder Morgan Energy Partners principal use of energy commodity derivative contracts to hedge exposures that accompany its normal business activities. In accordance with the provisions of SFAS No. 133, Kinder Morgan Energy Partners designated these instruments as hedges of various exposures as discussed following, and tests the effectiveness of changes in the value of these hedging instruments with the risk being hedged. Hedge ineffectiveness is recognized in income in the period in which it occurs. Kinder Morgan Energy Partners’ over-the-counter swaps and options are entered into with counterparties outside central trading facilities such as a futures, options or stock exchange. These contracts are with a number of parties all of which have investment grade credit ratings. While Kinder Morgan Energy Partners enters into derivative transactions principally with investment grade counterparties and actively monitor their ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future.

Kinder Morgan Energy Partners’ normal business activities expose it to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil. Reflecting the portion of changes in the value of derivative contracts that were not effective in offsetting changes in expected cash flows (the ineffective portion of hedges.

Effective at the beginning of the second quarter of 2008, Kinder Morgan Energy Partners determined that the derivative contracts of its Casper and Douglas natural gas processing operations that previously had been designated as cash flow hedges for accounting purposes no longer met the hedge effectiveness assessment as required by SFAS No. 133.

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Consequently, Kinder Morgan Energy Partners discontinued hedge accounting treatment for these relationships (primarily crude oil hedges of heavy natural gas liquids sales) effective as of March 31, 2008. Since the forecasted sales of natural gas liquids volumes (the hedged item) are still expected to occur, all of the accumulated losses through March 31, 2008 on the related derivative contracts remained in accumulated other comprehensive income, and will not be reclassified into earnings until the physical transactions occurs. Any changes in the value of these derivative contracts subsequent to March 31, 2008 will no longer be deferred in other comprehensive income, but rather will impact current period earnings.

Derivative instruments that are entered into for the purpose of mitigating commodity price risk include swaps, futures and options. Additionally, basis swaps may also be used in connection with another derivative contract to reduce hedge ineffectiveness by reducing a basis difference between a hedged exposure and a derivative contract. The fair values of these derivative contracts reflect the amounts that Kinder Morgan Energy Partners would receive or pay to terminate the contracts at the reporting date and are included in the accompanying Consolidated Balance Sheet as of December 31, 2008 within the captions indicated in the following table:

December 31, 2008
(In millions)
Derivatives Asset (Liability)
Current Assets: Fair Value of Derivative Instruments	$115.3
Assets: Fair Value of Derivative Instruments, Non-current	$48.9
Current Liabilities: Fair Value of Derivative Instruments	$(129.5)
Liabilities and Stockholder’s Equity: Fair Value of Derivative Instruments, Non-current	$(92.2)

Interest Rate Risk Management

In order to maintain a cost effective capital structure, it is Kinder Morgan Energy Partners’ policy to borrow funds using a mix of fixed rate debt and variable rate debt. Kinder Morgan Energy Partners uses interest rate swap agreements to manage the interest rate risk associated with the fair value of its fixed rate borrowings and to effectively convert a portion of the underlying cash flows related to its long-term fixed rate debt securities into variable rate cash flows in order to achieve its desired mix of fixed and variable rate debt.

Prior to the Going Private transaction, all of Kinder Morgan Energy Partners’ interest rate swaps qualified for, and since the Going Private transaction, the new interest rate swaps that it entered into in February 2008, discussed below, qualify for the “short-cut” method prescribed in SFAS No. 133 for qualifying fair value hedges. Under this method, the carrying value of the swap is adjusted to its fair value as of the end of each reporting period.

In connection with the Going Private transaction, all of our debt, including debt of our subsidiary, Kinder Morgan Energy Partners, was remeasured and recorded on our balance sheet at fair value to the extent of our economic ownership interest. Except for Corridor’s outstanding interest rate swap agreements classified as held for sale, all of Kinder Morgan Energy Partners’ interest rate swaps were re-designated as fair value hedges effective June 1, 2007. Because these swaps did not have a fair value of zero as of June 1, 2007, they did not meet the requirements for the “short-cut” method of assessing their effectiveness. Accordingly, the carrying value of the swap is adjusted to its fair value as of the end of each subsequent reporting period, and an offsetting entry is made to adjust the carrying value of the debt securities whose fair value is being hedged.

As of January 1, 2008, Kinder Morgan Energy Partners was party to interest rate swap agreements with notional principal amounts of $275 million and $2.3 billion, respectively, for a consolidated total of $2.575 billion. In February 2008, Kinder Morgan Energy Partners entered into two additional fixed-to-floating interest rate swap agreements having a combined notional principal amount of $500 million related to its $600 million 5.95% senior notes issued on February 12, 2008. Additionally, on June 6, 2008, following Kinder Morgan Energy Partner’s issuance of $700 million in principal amount of senior notes in two separate series, Kinder Morgan Energy Partners entered into two additional fixed-to-floating interest rate swap agreements having a combined notional principal amount of $700 million. In December 2008, Kinder Morgan Energy Partners took advantage of the general decrease in variable interest rates since the start of 2008 by terminating two of its existing agreements in separate transactions having (i) a notional principal amount of $375 million and a maturity date of February 15, 2018; and (ii) a notional principal amount of $325 million and a maturity date of January 15, 2038, in which it received combined proceeds of $194.3 million from the early termination of these swap agreements. Therefore, as of December 31, 2008, Kinder Morgan Energy Partners was a party to fixed-to-floating interest rate swap agreements with a combined notional principal amount of $2.8 billion; effectively converting the interest expense associated with certain series of its senior notes from fixed rates to variable rates based on an interest rate of LIBOR plus a spread.

The fair value of interest rate swaps of $747.1 at December 31, 2008 are included in the accompanying Consolidated Balance Sheet within the captions “Assets: Fair Value of Derivative Instruments, Non-current.” The total unamortized net gain on the termination of interest rate swaps of $215.1 million is included within the caption “Long-term Debt: Value of Interest Rate

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Swaps” in the accompanying Consolidated Balance Sheet at December 31, 2008. All of Kinder Morgan Energy Partners’ swap agreements have termination dates that correspond to the maturity dates of the related series of senior notes and, as of December 31, 2008, the maximum length of time over which it has hedged a portion of its exposure to the variability in the value of this debt due to interest rate risk is through January 15, 2038. See Note 20 regarding additional fixed-to-floating interest rate swap agreements entered into after December 31, 2008.

SFAS No. 157

On September 15, 2006, the FASB issued SFAS No. 157, Fair Value Measurements. In general, fair value measurements and disclosures are made in accordance with the provisions of this Statement and, while not requiring material new fair value measurements, SFAS No. 157 established a single definition of fair value in GAAP and expanded disclosures about fair value measurements. The provisions of this Statement apply to other accounting pronouncements that require or permit fair value measurements; the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.

On February 12, 2008, the FASB issued FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157 (“FAS 157-2”). FAS 157-2 delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Accordingly, we adopted SFAS No. 157 for financial assets and financial liabilities effective January 1, 2008. The adoption did not have a material impact on our statement of position since we already apply its basic concepts in measuring fair values.

We adopted SFAS No. 157 for non-financial assets and non-financial liabilities effective January 1, 2009. This includes applying the provisions of SFAS No. 157 to (i) nonfinancial assets and liabilities initially measured at fair value in business combinations; (ii) reporting units or nonfinancial assets and liabilities measured at fair value in conjunction with goodwill impairment testing; (iii) other nonfinancial assets measured at fair value in conjunction with impairment assessments; and (iv) asset retirement obligations initially measured at fair value. The adoption did not have a material impact on our statement of position since we already apply its basic concepts in measuring fair values.

On October 10, 2008, the FASB issued FASB Staff Position FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, (“FAS 157-3”). FAS 157-3 provides clarification regarding the application of SFAS No. 157 in inactive markets. The provisions of FAS 157-3 are effective immediately. This Staff Position did not have any material effect on our statement of position.

The degree of judgment utilized in measuring the fair value of financial instruments generally correlates to the level of pricing observability. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market, and the characteristics specific to the transaction. Financial instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of pricing observability and a lesser degree of judgment utilized in measuring fair value. Conversely, financial instruments rarely traded or not quoted will generally have less (or no) pricing observability and a higher degree of judgment utilized in measuring fair value.

SFAS No. 157 established a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring fair value. This framework defined three levels of inputs to the fair value measurement process, and requires that each fair value measurement be assigned to a level corresponding to the lowest level input that is significant to the fair value measurement in its entirety. The three broad levels of inputs defined by the SFAS No. 157 hierarchy are as follows:

•	Level 1 Inputs—quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;
•
Level 2 Inputs—inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability; and

•
Level 3 Inputs—unobservable inputs for the asset or liability. These unobservable inputs reflect the entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances (which might include the reporting entity’s own data).

Derivative contracts can be exchange-traded or over-the-counter, referred to in this report as OTC. Exchange-traded derivative contracts typically fall within Level 1 of the fair value hierarchy if they are traded in an active market. Kinder Morgan Energy Partners values exchange-traded derivative contracts using quoted market prices for identical securities.

OTC derivative contracts are valued using models utilizing a variety of inputs including contractual terms, commodity, interest rate and foreign currency curves, and measures of volatility. The selection of a particular model and particular inputs to value an OTC derivative contract depends upon the contractual terms of the instrument as well as the availability of pricing information in the market. Kinder Morgan Energy Partners uses similar models to value similar instruments. For OTC

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derivative contracts that trade in liquid markets, such as generic forwards and swaps, model inputs can generally be verified and model selection does not involve significant management judgment. Such contracts are typically classified within Level 2 of the fair value hierarchy.

Certain OTC derivative contracts trade in less liquid markets with limited pricing information, and the determination of fair value for these derivative contracts is inherently more difficult. Such contracts are classified within Level 3 of the fair value hierarchy. The valuations of these less liquid OTC derivative contracts are typically impacted by Level 1 and/or Level 2 inputs that can be observed in the market, as well as unobservable Level 3 inputs. Use of a different valuation model or different valuation input values could produce a significantly different estimate of fair value. However, derivative contracts valued using inputs unobservable in active markets are generally not material to our financial statements.

When appropriate, valuations are adjusted for various factors including credit considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. Kinder Morgan Energy Partners’ fair value measurements of derivative contracts are adjusted for credit risk in accordance with SFAS No. 157, and as of December 31, 2008, the net asset balance associated with these contracts recorded in the accompanying Consolidated Balance Sheet includes a reduction of $2.2 million related to discounting the value of its energy commodity derivative liabilities for the effect of credit risk. Kinder Morgan Energy Partners also adjusted the fair value measurements of its interest rate swap agreements for credit risk in accordance with SFAS No. 157, and as of December 31, 2008, the value of interest rate swaps included a decrease (loss) of $10.6 million related to discounting the fair value measurement of its interest rate swap agreements’ asset value for the effect of credit risk.

The following tables summarize the fair value measurements of Kinder Morgan Energy Partners’ (i) energy commodity derivative contracts and (ii) interest rate swap agreements as of December 31, 2008, based on the three levels established by SFAS No. 157, and does not include cash margin deposits.

	Asset Fair Value Measurements as of December 31, 2008 Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Energy Commodity Derivative Contracts[1]	$164.2	$0.1	$108.9	$55.2

Interest Rate Swap Agreements	$747.1	$-	$747.1	$-

	Liability Fair Value Measurements as of December 31, 2008 Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Energy Commodity Derivative Contracts[2]	$(221.7)	$-	$(210.6)	$(11.1)

Interest Rate Swap Agreements	$-	$-	$-	$-
____________
[1]
Level 2 consists primarily of OTC West Texas Intermediate hedges and OTC natural gas hedges that are settled on the New York Mercantile Exchange (“NYMEX”). Level 3 consists primarily of West Texas Intermediate options and West Texas Sour hedges.

[2]	Level 2 consists primarily of OTC West Texas Intermediate hedges. Level 3 consists primarily of natural gas basis swaps, natural gas options, and West Texas Intermediate options.

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The table below provides a summary of changes in the fair value of our Level 3 energy commodity derivative contracts for the year ended December 31, 2008:

Significant Unobservable Inputs (Level 3)

Year Ended December 31, 2008
(In millions)
Net Asset (Liability)
Beginning Balance	$(100.3)
Realized and Unrealized Net Losses	69.6
Purchases and Settlements	74.8
Balance as of December 31, 2008	$44.1
Change in Unrealized Net Losses Relating to Contracts Still Held as of December 31, 2008	$88.8

Credit Risks

Kinder Morgan Energy Partners has counterparty credit risk as a result of its use of energy commodity derivative contracts. Its counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact Kinder Morgan Energy Partners’ overall exposure to credit risk, either positively or negatively in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

Kinder Morgan Energy Partners maintains credit policies with regard to its counterparties that it believes minimizes its overall credit risk. These policies include (i) an evaluation of potential counterparties’ financial condition (including credit ratings), (ii) collateral requirements under certain circumstances, and (iii) the use of standardized agreements which allow for netting of positive and negative exposure associated with a single counterparty. Based on Kinder Morgan Energy Partners’ policies, exposure, credit and other reserves, our management does not anticipate a material adverse effect on our financial position as a result of counterparty performance.

Kinder Morgan Energy Partners’ over-the-counter swaps and options are entered into with counterparties outside central trading organizations such as a futures, options or stock exchange. These contracts are with a number of parties, all of which have investment grade credit ratings. While Kinder Morgan Energy Partners enters into derivative transactions principally with investment grade counterparties and actively monitor their ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future.

In addition, in conjunction with the purchase of exchange-traded derivative contracts or when the market value of Kinder Morgan Energy Partners’ derivative contracts with specific counterparties exceeds established limits, it is required to provide collateral to its counterparties, which may include posting letters of credit or placing cash in margin accounts. As of December 31, 2008 Kinder Morgan Energy Partners had outstanding letters of credit totaling $40.0 million and $298.0 million, respectively, in support of its hedging of commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil. Additionally, as of December 31, 2008, Kinder Morgan Energy Partners’ counterparties associated with its energy commodity contract positions and over-the-counter swap agreements had margin deposits with Kinder Morgan Energy Partners totaling $3.1 million, and we reported this amount in the caption “Current Liabilities: Other” in the accompanying Consolidated Balance Sheet.

Kinder Morgan Energy Partners is also exposed to credit related losses in the event of nonperformance by counterparties to its interest rate swap agreements, and while it enters into these agreements primarily with investment grade counterparties and actively monitor their credit ratings; it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future. As of December 31, 2008, all of Kinder Morgan Energy Partners’ interest rate swap agreements were with counterparties with investment grade credit ratings, and the $747.1 million total fair value of interest rate swap derivative assets at December 31, 2008 (disclosed above) included amounts of $301.8 million and $249.0 million related to open positions with Citigroup and Merrill Lynch, respectively.

17. Reportable Segments

We divide our operations into five reportable business segments:

•	Products Pipelines–KMP;
•	Natural Gas Pipelines–KMP;
•	CO2–KMP;
•	Terminals–KMP; and
•	Kinder Morgan Canada–KMP.

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Each segment uses the same accounting policies as those described in the summary of significant accounting policies (see Note 2). We evaluate performance principally based on each segments’ earnings before depreciation, depletion and amortization, which exclude general and administrative expenses, third-party debt costs and interest expense, unallocable interest income and minority interest. Our reportable segments are strategic business units that offer different products and services. Each segment is managed separately because each segment involves different products and marketing strategies.

The Products Pipelines–KMP segment derives its revenues primarily from the transportation and terminaling of refined petroleum products, including gasoline, diesel fuel, jet fuel and natural gas liquids. The Natural Gas Pipelines–KMP segment derives its revenues primarily from the sale, transport, processing, treating, storage and gathering of natural gas. The CO2–KMP segment derives its revenues primarily from the production and sale of crude oil from fields in the Permian Basin of West Texas and from the transportation and marketing of carbon dioxide used as a flooding medium for recovering crude oil from mature oil fields. The Terminals–KMP segment derives its revenues primarily from the transloading and storing of refined petroleum products and dry and liquid bulk products, including coal, petroleum coke, cement, alumina, salt, and other bulk chemicals. The Kinder Morgan Canada–KMP segment derives its revenues primarily from the transportation of crude oil and refined products from Edmonton, Alberta to marketing terminals and refineries in the Greater Vancouver area and Puget Sound in Washington State.

Financial information by segment follows:

Year Ended December 31, 2008
(In millions)
Capital Expenditures
Products Pipelines–KMP	$221.7
Natural Gas Pipelines–KMP	946.5
CO2–KMP	542.6
Terminals–KMP	454.1
Kinder Morgan Canada–KMP	368.1
Total Consolidated Capital Expenditures	$2,533.0

December 31, 2008
(In millions)
Assets
Products Pipelines–KMP	$5,652.4
Natural Gas Pipelines–KMP	7,911.7
CO2–KMP	4,197.7
Terminals–KMP	4,614.1
Kinder Morgan Canada–KMP	1,583.9
Total segment assets	23,959.8
Other[1]	911.8
Total Consolidated Assets	$24,871.6
____________
[1]	Includes assets of cash, market value of derivative instruments (including interest rate swaps) and miscellaneous corporate assets not allocated to individual segments.

Geographic Information

Following is geographic information regarding long-lived assets of our business segments:

December 31, 2008
(In millions)
Long-lived Assets at December 31, 2008[1]
United States	$16,301.1
Canada	1,565.9
Mexico and the Netherlands	96.4
Total Consolidated Long-lived Assets	$17,963.4
____________
[1]	Long-lived assets exclude goodwill and other intangibles, net.

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17.  Regulatory Matters

The tariffs we charge for transportation on our interstate common carrier pipelines are subject to rate regulation by the FERC, under the Interstate Commerce Act. The Interstate Commerce Act requires, among other things, that interstate petroleum products pipeline rates be just and reasonable and nondiscriminatory. Pursuant to FERC Order No. 561, effective January 1, 1995, interstate petroleum products pipelines are able to change their rates within prescribed ceiling levels that are tied to an inflation index. FERC Order No. 561-A, affirming and clarifying Order No. 561, expanded the circumstances under which interstate petroleum products pipelines may employ cost-of-service ratemaking in lieu of the indexing methodology, effective January 1, 1995. For the year ended December 31, 2008, the application of the indexing methodology did not significantly affect tariff rates on our interstate petroleum products pipelines.

Below is a brief description of our ongoing regulatory matters, including any material developments that occurred during 2008. This note also contains a description of any material regulatory matters initiated during 2008 in which we are involved.

FERC Order No. 2004/717

Since November 2003, the FERC issued Orders No. 2004, 2004-A, 2004-B, 2004-C, and 2004-D, adopting new Standards of Conduct as applied to natural gas pipelines. The primary change from existing regulation was to make such standards applicable to an interstate natural gas pipeline’s interaction with many more affiliates (referred to as “energy affiliates”). The Standards of Conduct require, among other things, separate staffing of interstate pipelines and their energy affiliates (but support functions and senior management at the central corporate level may be shared) and strict limitations on communications from an interstate pipeline to an energy affiliate.

However, on November 17, 2006, the United States Court of Appeals for the District of Columbia Circuit, in Docket No. 04-1183, vacated FERC Orders 2004, 2004-A, 2004-B, 2004-C, and 2004-D as applied to natural gas pipelines, and remanded these same orders back to the FERC.

On October 16, 2008, the FERC issued a Final Rule in Order 717 revising the FERC Standards of Conduct for natural gas and electric transmission providers by eliminating Order No. 2004’s concept of Energy Affiliates and corporate separation in favor of an employee functional approach as used in Order No. 497. A transmission provider is prohibited from disclosing to a marketing function employee non-public information about the transmission system or a transmission customer. The final rule also retains the long-standing no-conduit rule, which prohibits a transmission function provider from disclosing non-public information to marketing function employees by using a third party conduit. Additionally, the final rule requires that a transmission provider provide annual training on the Standards of Conduct to all transmission function employees, marketing function employees, officers, directors, supervisory employees, and any other employees likely to become privy to transmission function information. This rule became effective on November 26, 2008.

Notice of Inquiry – Financial Reporting

On February 15, 2007, the FERC issued a notice of inquiry seeking comment on the need for changes or revisions to the FERC’s reporting requirements contained in the financial forms for gas and oil pipelines and electric utilities. Initial comments were filed by numerous parties on March 27, 2007, and reply comments were filed on April 27, 2007.

On September 20, 2007, the FERC issued for public comment in Docket No. RM07-9 a proposed rule that would revise its financial forms to require that additional information be reported by natural gas companies. The proposed rule would require, among other things, that natural gas companies (i) submit additional revenue information, including revenue from shipper-supplied gas, (ii) identify the costs associated with affiliate transactions, and (iii) provide additional information on incremental facilities and on discounted and negotiated rates. The FERC proposed an effective date of January 1, 2008, which means that forms reflecting the new requirements for 2008 would be filed in early 2009. Comments on the proposed rule were filed by numerous parties on November 13, 2007.

On March 21, 2008, the FERC issued a Final Rule regarding changes to the Form 2, 2-A and 3Q. The revisions were designed to enhance the forms’ usefulness by updating them to reflect current market and cost information relevant to interstate pipelines and their customers. The rule is effective January 1, 2008 with the filing of the revised Form 3-Q beginning with the first quarter of 2009. The revised Form 2 and 2-A for calendar year 2008 material would be filed by April 18, 2009. On June 20, 2008, the FERC issued an Order Granting in Part and Denying in Part Rehearing and Granting Request for Clarification. No substantive changes were made to the March 21, 2008 Final Rule.

Notice of Inquiry – Fuel Retention Practices

On September 20, 2007, the FERC issued a Notice of Inquiry seeking comment on whether it should change its current policy and prescribe a uniform method for all interstate gas pipelines to use in recovering fuel gas and gas lost and unaccounted for. The Notice of Inquiry included numerous questions regarding fuel recovery issues and the effects of fixed

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fuel percentages as compared with tracking provisions. Comments on the Notice of Inquiry were filed by numerous parties on November 30, 2007. On November 20, 2008, the FERC issued an order terminating the inquiry.

Notice of Proposed Rulemaking – Promotion of a More Efficient Capacity Release Market-Order 712

On November 15, 2007, the FERC issued a notice of proposed rulemaking in Docket No. RM 08-1-000 regarding proposed modifications to its Part 284 regulations concerning the release of firm capacity by shippers on interstate natural gas pipelines. The FERC proposes to remove, on a permanent basis, the rate ceiling on capacity release transactions of one year or less. Additionally, the FERC proposes to exempt capacity releases made as part of an asset management arrangement from the prohibition on tying and from the bidding requirements of section 284.8. Initial comments were filed by numerous parties on January 25, 2008. On June 19, 2008, the FERC issued a final rule in Order 712 regarding changes to the capacity release program. The FERC permitted market based pricing for short-term capacity releases of a year or less. Long-term capacity releases and a pipeline’s sale of its own capacity remains subject to a price cap. The ruling would facilitate asset management arrangements by relaxing the FERC’s prohibitions on tying and on its bidding requirements for certain capacity releases. The FERC further clarified that its prohibition on tying does not apply to conditions associated with gas inventory held in storage for releases for firm storage capacity. Finally, the FERC waived the prohibition on tying and bidding requirements for capacity releases made as part of state-approved retail open access programs. The final rule became effective on July 30, 2008.

On November 21, 2008, the FERC issued an order generally denying requests for rehearing and/or clarification that had been filed. The FERC reaffirmed its final rule, Order 712, and denied requests for rehearing stating the removal of the rate ceiling for short-term capacity release transactions is designed to extend to capacity release transactions, the pricing flexibility already available to pipelines through negotiated rates without compromising the fundamental protection provided by the availability of recourse rate service. Additionally, the FERC clarified several areas of the rule as it relates to asset management arrangements.

Notice of Proposed Rulemaking – Natural Gas Price Transparency

On April 19, 2007, the FERC issued a notice of proposed rulemaking in Docket Nos. RM07-10-000 and AD06-11-000 regarding price transparency provisions of Section 23 of the Natural Gas Act and the Energy Policy Act. In the notice, the FERC proposed to revise its regulations to (i) require that intrastate pipelines post daily the capacities of, and volumes flowing through, their major receipt and delivery points and mainline segments in order to make available the information to track daily flows of natural gas throughout the United States; and (ii) require that buyers and sellers of more than a de minimis volume of natural gas report annual numbers and volumes of relevant transactions to the FERC in order to make possible an estimate of the size of the physical U.S. natural gas market, assess the importance of the use of index pricing in that market, and determine the size of the fixed-price trading market that produces the information. The FERC believes these revisions to its regulations will facilitate price transparency in markets for the sale or transportation of physical natural gas in interstate commerce. Initial comments were filed on July 11, 2007 and reply comments were filed on August 23, 2007. In addition, the FERC conducted an informal workshop in this proceeding on July 24, 2007, to discuss implementation and other technical issues associated with the proposals set forth in the notice of proposed rulemaking.

In addition, on December 21, 2007, the FERC issued a new notice of proposed rulemaking in Docket No. RM08-2-000 regarding the daily posting provisions that were contained in Docket Nos. RM07-10-000 and AD06-11-000. The new notice of proposed rulemaking proposes to exempt from the daily posting requirements those non-interstate pipelines that (i) flow less than ten million MMBtus of natural gas per year, (ii) fall entirely upstream of a processing plant, and (iii) deliver more than ninety-five percent (95%) of the natural gas volumes they flow directly to end-users. However, the new notice of proposed rulemaking expands the proposal to require that both interstate and non-exempt non-interstate pipelines post daily the capacities of, volumes scheduled at, and actual volumes flowing through, their major receipt and delivery points and mainline segments. Initial comments were filed by numerous parties on March 13, 2008. A Technical Conference was held on April 3, 2008. Numerous reply comments were received on April 14, 2008.

On December 26, 2007, the FERC issued Order No. 704 in this docket implementing only the annual reporting provisions of the notice of proposed rulemaking with minimal changes to the original proposal. The order became effective February 4, 2008. The initial report is due May 1, 2009 for calendar year 2008. Subsequent reports are due by May 1 of each year for the previous calendar year. Order 704 will require most, if not all Kinder Morgan natural gas pipelines to report annual volumes of relevant transactions to the FERC. Technical workshops were held on April 22, 2008 and May 19, 2008. The FERC issued Order 704-A on September 18, 2008. This order generally affirmed the rule, while clarifying what information certain natural gas market participants must report in Form 552. The revisions pertain to the reporting of transactions occurring in calendar year 2008. Order 704-A became effective October 27, 2008. On December 18, 2008, the FERC issued Order No. 704-B, denying rehearing and reconsideration of Order No. 704-A and granting a clarification regarding certain reportable volumes. On April 9, 2009, the FERC granted an extension of time until July 1, 2009 for filing the initial Form 552.

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On November 20, 2008, the FERC issued Order 720, which is the final rule in the Docket No. RM08-2-000 proceeding. The final rule established new reporting requirements for interstate and major non-interstate pipelines. A major non-interstate natural gas pipeline is defined as a pipeline who delivers annually more than 50 million British thermal units (MMBtu) of natural gas measured in average deliveries for the previous three calendar years. Interstate pipelines will be required to post no-notice activity at each receipt and delivery point three days after the day of gas flow. Major non-interstate pipelines will be required to post design capacity, scheduled volumes and available capacity at each receipt or delivery point with a design capacity of 15,000 MMBtus of natural gas per day or greater when gas is scheduled at the point. The final rule became effective January 27, 2009 for interstate pipelines. On January 15, 2009, the FERC issued an order granting extension of time for major non-interstate pipelines to comply with the requirements of Order No 720 until 150 days following the issuance of an order addressing the pending requests for rehearing. A technical conference s scheduled for May 18, 2009 to discuss two proposed posting requirements for major non-interstate pipelines. We do not expect this Order to have a material impact on out consolidated financial statements.

FERC Equity Return Allowance

On April 17, 2008, the FERC adopted a new policy under Docket No. PL07-2-000 that allows master limited partnerships to be included in proxy groups for the purpose of determining rates of return for both interstate natural gas and oil pipelines. Additionally, the policy statement concluded that (i) there should be no cap on the level of distributions included in the FERC’s current discounted cash flow methodology, (ii) the Institutional Brokers Estimated System forecasts should remain the basis for the short-term growth forecast used in the discounted cash flow calculation, (iii) there should be an adjustment to the long-term growth rate used to calculate the equity cost of capital for a master limited partnership, specifically the long-term growth rate would be set at 50% of the gross domestic product, and (iv) there should be no modification to the current respective two-thirds and one-third weightings of the short-term and long-term growth factors. Additionally, the FERC decided not to explore other methods for determining a pipeline’s equity cost of capital at this time. The policy statement governs all future gas and oil rate proceedings involving the establishment of a return on equity, as well as those cases that are currently pending before either the FERC or an administrative law judge. On May 19, 2008, an application for rehearing was filed by The American Public Gas Association. On June 13, 2008, the FERC dismissed the request for rehearing.

Notice of Proposed Rulemaking - Rural Onshore Low Stress Hazardous Liquids Pipelines

On September 6, 2006, the U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration, referred to in this report as the PHMSA, published a notice of proposed rulemaking (PHMSA 71 FR 52504) that proposed to extend certain threat-focused pipeline safety regulations to rural onshore low-stress hazardous liquid pipelines within a prescribed buffer of previously defined U.S. states. Low-stress hazardous liquid pipelines, except those in populated areas or that cross commercially navigable waterways, have not been subject to the safety regulations in PHMSA 49 C.F.R. Part 195.1. According to the PHMSA, unusually sensitive areas are areas requiring extra protection because of the presence of sole-source drinking water resources, endangered species, or other ecological resources that could be adversely affected by accidents or leaks occurring on hazardous liquid pipelines.

The notice proposed to define a category of “regulated rural onshore low-stress lines” (rural lines operating at or below 20% of specified minimum yield strength, with a diameter of eight and five-eighths inches or greater, located in or within a quarter-mile of a U.S. state) and to require operators of these lines to comply with a threat-focused set of requirements in Part 195 that already apply to other hazardous liquid pipelines. The proposed safety requirements addressed the most common threats—corrosion and third party damage—to the integrity of these rural lines. The proposal is intended to provide additional integrity protection, to avoid significant adverse environmental consequences, and to improve public confidence in the safety of unregulated low-stress lines.

Since the new notice is a proposed rulemaking in which the PHMSA will consider initial and reply comments from industry participants, it is not clear what impact the final rule will have on the business of our intrastate and interstate liquids pipeline companies.

Kinder Morgan Liquid Terminals – U.S. Department of Transportation Jurisdiction

With regard to several of our liquids terminals, we are working with the U.S. Department of Transportation, referred to in this report as the DOT, to supplement our compliance program for certain of our tanks and internal piping. We anticipate the program will call for incremental capital spending over the next several years to improve and/or add to our facilities. These improvements will enhance the tanks and piping previously considered outside the jurisdiction of DOT to conduct DOT jurisdictional transfers of products. Our original estimate called for an incremental $3 million to $5 million of annual capital spending over the next six to ten years for this work; however, we continue to assess the amount of capital that will be required and the amount may exceed our original estimate.

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Natural Gas Pipeline Expansion Filings

TransColorado Pipeline

On April 19, 2007, the FERC issued an order approving TransColorado Gas Transmission Company LLC’s application for authorization to construct and operate certain facilities comprising its proposed “Blanco-Meeker Expansion Project.” This project provides for the transportation of up to approximately 250 million cubic feet per day of natural gas from the Blanco Hub area in San Juan County, New Mexico through TransColorado’s existing interstate pipeline for delivery to the Rockies Express Pipeline at an existing point of interconnection located in the Meeker Hub in Rio Blanco County, Colorado. Construction commenced on May 9, 2007, and the project was completed and entered service January 1, 2008.

Rockies Express Pipeline-Currently Certificated Facilities

Kinder Morgan Energy Partners operates and owns a 51% ownership interest in West2East Pipeline LLC, a limited liability company that is the sole owner of Rockies Express Pipeline LLC, and operates Rockies Express Pipeline. ConocoPhillips owns a 24% ownership interest in West2East Pipeline LLC and Sempra Energy holds the remaining 25% interest. When construction of the entire Rockies Express Pipeline project is completed, Kinder Morgan Energy Partners’ ownership interest will be reduced to 50% at which time the capital accounts of West2East Pipeline LLC will be trued up to reflect Kinder Morgan Energy Partners’ 50% economics in the project. According to the provisions of current accounting standards, because Kinder Morgan Energy Partners will receive 50% of the economic benefits from the Rockies Express project on an ongoing basis, Kinder Morgan Energy Partners is not considered the primary beneficiary of West2East Pipeline LLC and thus, accounts for its investment under the equity method of accounting.

On August 9, 2005, the FERC approved the application of Rockies Express Pipeline LLC, formerly known as Entrega Gas Pipeline LLC, to construct 327 miles of pipeline facilities in two phases. For phase I (consisting of two pipeline segments), Rockies Express Pipeline LLC was granted authorization to construct and operate approximately 136 miles of pipeline extending northward from the Meeker Hub, located at the northern end of Kinder Morgan Energy Partners’ TransColorado pipeline system in Rio Blanco County, Colorado, to the Wamsutter Hub in Sweetwater County, Wyoming (segment 1), and then construct approximately 191 miles of pipeline eastward to the Cheyenne Hub in Weld County, Colorado (segment 2). Construction of segments 1 and 2 has been completed, with interim service commencing on segment 1 on February 24, 2006, and full in-service of both segments on February 14, 2007. For phase II, Rockies Express Pipeline LLC was authorized to construct three compressor stations, referred to as the Meeker, Big Hole and Wamsutter compressor stations. The Meeker and Wamsutter stations went into service in January 2008. Construction of the Big Hole compressor station commenced in the second quarter of 2008, and the expected in service date for the compressor station is in the second quarter of 2009.

Rockies Express Pipeline-West Project

On April 19, 2007, the FERC issued a final order approving the Rockies Express Pipeline LLC application for authorization to construct and operate certain facilities comprising its proposed “Rockies Express-West project.” This project is the first planned segment extension of the Rockies Express’ facilities described above, and it is comprised of approximately 713 miles of 42-inch diameter pipeline extending from the Cheyenne Hub to an interconnection with Panhandle Eastern Pipe Line located in Audrain County, Missouri. The project also includes certain improvements to existing Rockies Express facilities located to the west of the Cheyenne Hub. Construction on Rockies Express-West commenced on May 21, 2007. Rockies Express-West began interim service for up to 1.4 billion cubic feet per day of natural gas on the segment’s first 503 miles of pipe on January 12, 2008. The project commenced deliveries to Panhandle Eastern Pipe Line, at Audrain County, Missouri, on the remaining 210 miles of pipe on May 20, 2008. The Rockies Express-West pipeline segment transports approximately 1.5 million cubic feet per day of natural gas across five states: Wyoming, Colorado, Nebraska, Kansas and Missouri.

Rockies Express Meeker to Cheyenne Expansion Project

Pursuant to certain rights exercised by Encana Gas Marketing USA as a result of its foundation shipper status on the former Entrega Gas Pipeline LLC facilities, Rockies Express Pipeline LLC is requesting authorization to construct and operate certain facilities that will comprise its Meeker, Colorado to Cheyenne, Wyoming expansion project. The proposed expansion will consist of additional natural gas compression at its Big Hole compressor station located in Moffat County, Colorado and its Arlington compressor station located in Carbon County, Wyoming. Upon completion, the additional compression will permit the transportation of an additional 200 million cubic feet per day of natural gas from (i) the Meeker Hub located in Rio Blanco County, Colorado northward to the Wamsutter Hub located in Sweetwater County, Wyoming; and (ii) from the Wamsutter Hub eastward to the Cheyenne Hub located in Weld County, Colorado. The expansion is fully contracted and is expected to be operational in April 2010. The total estimated cost for the proposed project is approximately $78 million. Rockies Express Pipeline LLC submitted a FERC application seeking approval to construct and operate this expansion on February 3, 2009.

2008 Kinder Morgan G.P., Inc.

Rockies Express Pipeline-East Project

On April 30, 2007, Rockies Express Pipeline LLC filed an application with the FERC requesting a certificate of public convenience and necessity that would authorize construction and operation of the Rockies Express-East Project. The Rockies Express-East Project will be comprised of approximately 639 miles of 42-inch diameter pipeline commencing from the terminus of the Rockies Express-West pipeline to a terminus near the town of Clarington in Monroe County, Ohio and will be capable of transporting approximately 1.8 billion cubic feet per day of natural gas.

By order issued May 30, 2008, the FERC authorized the certificate to construct the Rockies Express Pipeline-East Project. Construction commenced on the Rockies Express-East pipeline segment on June 26, 2008. Delays in securing permits and regulatory approvals, as well as weather-related delays, have caused Rockies Express Pipeline LLC to set revised project completion dates. Rockies Express-East is currently projected to commence service in the first half of June 2009 to interconnects upstream of Lebanon, followed by service to the Lebanon Hub in Warren County, Ohio beginning June 15, 2009, with final completion and deliveries to Clarington, Ohio commencing by November 1, 2009.

On October 31, 2008, Rockies Express Pipeline LLC filed an amendment to its certificate application, seeking authorization to revise its tariff-based recourse rates for transportation service on the Rockies Express East pipeline segment to reflect updated construction costs for the project. By order issued March 16, 2009, the FERC authorized the revised rates as filed.

Current market conditions for consumables, labor and construction equipment along with certain provisions in the final regulatory orders have resulted in increased costs for the project and have impacted certain projected completion dates. Including expansions, our current estimate of total construction costs on the entire Rockies Express Pipeline is now approximately $6.6 billion (consistent with Kinder Morgan Energy Partners’ April 15, 2009 first quarter earnings press release).

Kinder Morgan Interstate Gas Transmission Pipeline – Colorado Lateral

On August 6, 2007, Kinder Morgan Interstate Gas Transmission Pipeline LLC (referred to in this report as KMIGT) filed in FERC Docket CP07-430, for regulatory approval to construct and operate a 41-mile natural gas pipeline from the Cheyenne Hub to markets in and around Greeley, Colorado, referred to in this report as the Colorado Lateral. When completed, the Colorado Lateral will provide firm transportation of up to 55 million cubic feet per day to a local utility under long-term contract. The FERC issued a draft environmental assessment on the project on January 11, 2008, and comments on the project were received February 11, 2008. On February 21, 2008, the FERC granted the certificate application. On July 8, 2008, in response to a rehearing request by Public Service Company of Colorado (referred to in this report as PSCo) the FERC granted rehearing and denied KMIGT recovery in initial transportation rates $6.2 million in costs associated with non-jurisdictional laterals constructed by KMIGT to serve Atmos. The recourse rate adjustment does not have any material effect on the negotiated rate paid by Atmos to KMIGT or the economics of the project. On July 25, 2008, KMIGT filed an amendment to its certification application seeking authorization to revise its initial rates for transportation service on the Colorado Lateral to reflect updated construction costs for jurisdictional mainline facilities. The FERC approved the revised initial recourse rates on August 22, 2008.

PSCo, a competitor serving markets off the Colorado Lateral, also filed a complaint before the State of Colorado Public Utilities Commission (“CoPUC”) against Atmos, the anchor shipper on the project. The CoPUC conducted a hearing on April 14, 2008 on the complaint. On June 9, 2008, PSCo also filed before the CoPUC seeking a temporary cease and desist order to halt construction of the lateral facilities being constructed by KMIGT to serve Atmos. Atmos filed a response to that motion on June 24, 2008. By order dated June 27, 2008 an administrative law judge for the CoPUC denied PSCo’s request for a cease and desist order. On September 4, 2008, an administrative law judge for the CoPUC issued an order wherein it denied PSCo’s claim to exclusivity to serve Atmos and the Greeley market area but affirmed PSCo’s claim that Atmos’ acquisition of the delivery laterals is not in the ordinary course of business and requires separate approvals. Accordingly, Atmos may require a certificate of public convenience and necessity (“CPCN”) related to the delivery lateral facilities from KMIGT. While the need for approvals by Atmos before the CoPUC remains pending, service on the subject facilities commenced in November 2008.

On December 21, 2007, KMIGT filed, in Docket CP 08-44, for approval to expand its system in Nebraska to serve incremental ethanol and industrial load. No protests to the application were filed and the project was approved by the FERC. Construction commenced on April 9, 2008. These facilities went into service in October 2008.

Kinder Morgan Interstate Gas Transmission Pipeline - Huntsman 2009 Expansion Project

KMIGT has filed an application with the FERC for authorization to construct and operate certain storage facilities necessary to increase the storage capability of the existing Huntsman Storage Facility, located near Sidney, Nebraska. KMIGT also requests approval of new incremental rates for the project facilities under its currently effective Cheyenne Market Center Service Rate Schedule CMC-2. When fully constructed, the proposed facilities will create incremental firm storage capacity for up to one million dekatherms of natural gas, with an associated injection capability of approximately 6,400 dekatherms

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per day and an associated deliverability of approximately 10,400 dekatherms per day. As a result of an open season, KMIGT and one shipper have executed a firm precedent agreement for 100% of the capacity to be created by the project facilities over a five-year term.

Kinder Morgan Louisiana Pipeline

On September 8, 2006, in FERC Docket No. CP06-449-000, Kinder Morgan Louisiana Pipeline LLC filed an application with the FERC requesting approval to construct and operate the Kinder Morgan Louisiana Pipeline. The natural gas pipeline will extend approximately 135 miles from Cheniere’s Sabine Pass liquefied natural gas terminal in Cameron Parish, Louisiana, to various delivery points in Louisiana and will provide interconnects with many other natural gas pipelines, including NGPL. The project is supported by fully subscribed capacity and long-term customer commitments with Chevron and Total. The entire estimated project cost is now expected to be approximately $980 million (consistent with Kinder Morgan Energy Partners’ April 15, 2009 first quarter earnings press release) and it is expected to be fully operational in June 2009. One transportation contract will be effective starting in June 2009, and the second during the third quarter of 2009.

On March 15, 2007, the FERC issued a preliminary determination that the authorizations requested, subject to some minor modifications, will be in the public interest. This order does not consider or evaluate any of the environmental issues in this proceeding. On April 19, 2007, the FERC issued the final environmental impact statement, or (“EIS”), which addressed the potential environmental effects of the construction and operation of the Kinder Morgan Louisiana Pipeline. The final EIS was prepared to satisfy the requirements of the National Environmental Policy Act. It concluded that approval of the Kinder Morgan Louisiana Pipeline project would have limited adverse environmental impacts. On June 22, 2007, the FERC issued an order granting construction and operation of the project. Kinder Morgan Louisiana Pipeline officially accepted the order on July 10, 2007.

On July 11, 2008, Kinder Morgan Louisiana Pipeline filed an amendment to its certificate application, seeking authorization to revise its initial rates for transportation service on the Kinder Morgan Louisiana Pipeline system to reflect updated construction costs for the project. The amendment was accepted by the FERC on August 14, 2008. On December 30, 2008, KMLP filed a second amendment to its certificate application, seeking authorization to revise its initial rates for transportation service on the KMLP system to reflect an additional increase in projected construction costs for the project. On April 16, 2009, KMLP received authorization from the FERC to begin service on Leg 2 of the pipeline. Services on Leg 2 of the pipeline started on April 18, 2009.

On December 30, 2008, Kinder Morgan Energy Partners filed a second amendment to its certificate application, seeking authorization to revise its initial rates for transportation service on the Kinder Morgan Louisiana Pipeline system to reflect additional increases in projected construction costs for the project (a first amendment revising its initial rates was filed in July 2008 and accepted by the FERC in August 2008). The filing was approved by the FERC on February 27, 2009.

Midcontinent Express Pipeline LLC

On October 9, 2007, in Docket No. CP08-6-000, Midcontinent Express Pipeline LLC (“Midcontinent Express Pipeline”) filed an application with the FERC requesting a certificate of public convenience and necessity that would authorize construction and operation of the approximate 500-mile Midcontinent Express Pipeline natural gas transmission system.

On July 25, 2008, the FERC approved the application made by Midcontinent Express Pipeline to construct and operate the 500-mile Midcontinent Express Pipeline natural gas transmission system along with the lease of 272 Mcf of capacity on the Oklahoma intrastate system of Enogex Inc. Initial design capacity for the pipeline was 1.5 Bcf of natural gas per day, which was fully subscribed with long-term binding commitments from creditworthy shippers. A successful binding open season was completed in July 2008, which will increase the main segment of the pipeline’s capacity to 1.8 Bcf/d, subject to regulatory approval.

On January 9, 2009, Midcontinent Express Pipeline filed an amendment to its original certificate application requesting authorization to revise its initial rates for transportation service on the pipeline system to reflect an increase in projected construction costs for the project. The filing was approved by the FERC on March 25, 2009.

On January 30, 2009, MEP filed a certificate application in Docket No. CP09-56-000 requesting authorization to increase the capacity in Zone 1 from 1.5 Bcf to 1.8 Bcf/d. The Application is still pending.

The Midcontinent Express Pipeline will create long-haul, firm transportation takeaway capacity either directly or indirectly connected to natural gas producing regions located in Texas, Oklahoma and Arkansas. The pipeline will originate in southeastern Oklahoma and traverse east through Texas, Louisiana, Mississippi, and terminate at an interconnection with the Transco Pipeline near Butler, Alabama. The Midcontinent Express Pipeline is a 50/50 joint venture between Kinder Morgan Energy Partners and Energy Transfer Partners, L.P., and it has a total capital cost of approximately $2.3 billion (consistent with Kinder Morgan Energy Partners’ April 15, 2009 first quarter earnings press release) including the expansion capacity.

2008 Kinder Morgan G.P., Inc.

Service to an interconnect with Natural Gas Pipeline Company of America LLC’s pipeline in northeast Texas began on April 10, 2009, and the remainder of the first portion of the pipeline (to an interconnection with Columbia Gas Transportation in eastern Louisiana) began interim service on April 24, 2009. It is anticipated that Deliveries to Texas Gas Transmission began on April 28, 2009 and deliveries to ANR Pipeline company near Perryville, La., in Ouachita Parish, will be available begin on or before May 1, 2009, and Receipts from Enogex Bennington Bryan and deliveries to CenterPoint Energy Gas Transmission near Delhi, Louisiana, in Richland Parish, will be available the first half of May 2009. The second and final construction phase (to the Transco Pipeline interconnect) is expected to be completed by August 1, 2009.

Kinder Morgan Texas Pipeline LLC

On May 30, 2008, Kinder Morgan Texas Pipeline LLC filed in Docket No. PR08-25-000 a petition seeking market-based rate authority for firm and interruptible storage services performed under section 311 of the Natural Gas Policy Act of 1978 (NGPA) at the North Dayton Gas Storage Facility in Liberty County, Texas, and at the Markham Gas Storage Facility in Matagorda County, Texas. On October 3, 2008, the FERC approved this petition effective May 30, 2008.

Fayetteville Express Pipeline

Development continued during the first quarter of 2009 on the previously announced Fayetteville Express Pipeline project. The Fayetteville Express Pipeline is owned by Fayetteville Express Pipeline LLC, another 50/50 joint venture between Kinder Morgan Energy Partners and Energy Transfer Partners, L.P. The Fayetteville Express Pipeline is a 187-mile, 42-inch diameter natural gas pipeline that will begin in Conway County, Arkansas, and end in Panola County, Mississippi. The pipeline will have an initial capacity of two billion cubic feet per day, and has currently secured ten-year binding commitments totaling 1.85 billion cubic feet per day of capacity. Pending regulatory approvals, the pipeline is expected to be in service by late 2010 or early 2011. The estimate of the total costs of this pipeline project is approximately $1.2 billion (consistent with Kinder Morgan Energy Partners’ April 15, 2009 first quarter earnings press release).

18. Litigation, Environmental and Other Contingencies

Below is a brief description of our ongoing material legal proceedings, including any material developments that occurred in such proceedings during 2008. This note also contains a description of any material legal proceeding initiated during 2008 in which we are involved.

In this note, we refer to SFPP, L.P. as SFPP; Calnev Pipe Line LLC as Calnev; Chevron Products Company as Chevron; Navajo Refining Company, L.P. as Navajo; ARCO Products Company as ARCO; BP West Coast Products, LLC as BP WCP; Texaco Refining and Marketing Inc. as Texaco; Western Refining Company, L.P. as Western Refining; Mobil Oil Corporation as Mobil; ExxonMobil Oil Corporation as ExxonMobil; Tosco Corporation as Tosco; ConocoPhillips Company as ConocoPhillips; Ultramar Diamond Shamrock Corporation/Ultramar Inc. as Ultramar; Valero Energy Corporation as Valero; Valero Marketing and Supply Company as Valero Marketing; America West Airlines, Inc., Continental Airlines, Inc., Northwest Airlines, Inc., Southwest Airlines Co. and US Airways, Inc., collectively, as the Airline Complainants; and the Federal Energy Regulatory Commission, as FERC.

Following is a listing of certain current Federal Energy Regulatory Commission (“FERC”) proceedings pertaining to Kinder Morgan Energy Partners’ operations:

Proceedings	Complainants/Protestants	Defendants
FERC Docket No. OR92-8, et al.	Chevron; Navajo; ARCO; BP WCP; Western Refining; ExxonMobil; Tosco; and Texaco (Ultramar is an intervenor)	SFPP
FERC Docket No. OR92-8-025	BP WCP; ExxonMobil ; Chevron; ConocoPhillips; and Ultramar	SFPP
FERC Docket No. OR96-2, et al.	All Shippers except Chevron (which is an intervenor)	SFPP
FERC Docket Nos. OR02-4 and OR03-5	Chevron	SFPP
FERC Docket No. OR04-3	America West Airlines; Southwest Airlines; Northwest Airlines; and Continental Airlines	SFPP
FERC Docket Nos. OR03-5, OR05-4 and OR05-5	BP WCP; ExxonMobil; and ConocoPhillips (other shippers intervened)	SFPP
FERC Docket No. OR03-5-001	BP WCP; ExxonMobil; and ConocoPhillips (other shippers intervened)	SFPP
FERC Docket No. OR07-1	Tesoro	SFPP

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FERC Docket No. OR07-2	Tesoro	SFPP
FERC Docket No. OR07-3	BP WCP; Chevron; ExxonMobil; Tesoro; and Valero Marketing	SFPP
FERC Docket No. OR07-4	BP WCP; Chevron; and ExxonMobil	SFPP; Kinder Morgan G.P., Inc.; and Knight Inc.
FERC Docket Nos. OR07-5 and OR07-7 (consolidated)	ExxonMobil and Tesoro	Calnev; Kinder Morgan G.P., Inc.; and Knight Inc.
FERC Docket No. OR07-6	ConocoPhillips	SFPP
FERC Docket Nos. OR07-8 and OR07-11 (consolidated)	BP WCP and ExxonMobil	SFPP
FERC Docket No. OR07-9	BP WCP	SFPP
FERC Docket No. OR07-14	BP WCP and Chevron	SFPP; Calnev; and several affiliates
FERC Docket No. OR07-16	Tesoro	Calnev
FERC Docket No. OR07-18	Airline Complainants; Chevron; and Valero Marketing	Calnev
FERC Docket No. OR07-19	ConocoPhillips	Calnev
FERC Docket No. OR07-20	BP WCP	SFPP
FERC Docket No. OR07-22	BP WCP	Calnev
FERC Docket No. OR08-13	BP WCP and ExxonMobil	SFPP
FERC Docket No. OR08-15	BP WCP and ExxonMobil	SFPP
FERC Docket No. IS05-230 (North Line rate case)	Shippers	SFPP
FERC Docket No. IS05-327	Shippers	SFPP
FERC Docket No. IS06-283 (East Line rate case)	Shippers	SFPP
FERC Docket No. IS06-296	ExxonMobil	Calnev
FERC Docket No. IS06-356	Shippers	SFPP
FERC Docket No. IS07-137 (Ultra Low Sulfur Diesel (ULSD) surcharge)	Shippers	SFPP
FERC Docket No. IS07-229	BP WCP and ExxonMobil	SFPP
FERC Docket No. IS07-234	BP WCP and ExxonMobil	Calnev
FERC Docket No. IS08-28	ConocoPhillips; Chevron; BP WCP; ExxonMobil ; Southwest Airlines; Western; and Valero	SFPP
FERC Docket No. IS08-302	Chevron; BP WCP; ExxonMobil; and Tesoro	SFPP
FERC Docket No. IS08-389	ConocoPhillips; Valero; Southwest Airlines Co.; Navajo; and Western	SFPP
FERC Docket No. IS08-390	BP WCP; ExxonMobil; ConocoPhillips; Valero; Chevron; and the Airlines	SFPP
Motions to compel payment of interim damages (various dockets)	Shippers	SFPP; Kinder Morgan G.P., Inc.; and Knight Inc.
Motion for resolution on the merits (various dockets)	BP WCP and ExxonMobil	SFPP and Calnev.

The tariffs and rates charged by SFPP and Calnev (Kinder Morgan Energy Partners subsidiaries within our West Coast Products Pipeline group) are subject to numerous ongoing proceedings at the FERC, including the above listed shippers’ complaints and protests regarding interstate rates on these pipeline systems. These complaints have been filed over numerous years beginning in 1992 through and including 2008. In general, these complaints allege the rates and tariffs charged by SFPP and Calnev are not just and reasonable. If the shippers are successful in proving their claims, they are entitled to seek reparations (which may reach up to two years prior to the filing of their complaint) or refunds of any excess rates paid, and SFPP and Calnev may be required to reduce their rates going forward. These proceedings tend to be protracted, with decisions of the FERC often appealed to the federal courts.

As to SFPP, the issues involved in these proceedings include, among others: (i) whether certain of SFPP operations’ rates are “grandfathered” under the Energy Policy Act of 1992, and therefore deemed to be just and reasonable; (ii) whether “substantially changed circumstances” have occurred with respect to any grandfathered rates such that those rates could be challenged; (iii) whether indexed rate increases are justified; and (iv) the appropriate level of return and income tax allowance it may include in its rates. The issues involving Calnev are similar.

2008 Kinder Morgan G.P., Inc.

During 2008, SFPP and Calnev made combined settlement payments to various shippers totaling approximately $30 million. In October 2008 in connection with OR92-8-025, IS06-283 and OR07-5, SFPP entered into a settlement resolving disputes regarding its East Line rates filed in Docket No. IS08-28 and related dockets. In January 2009, the FERC approved the settlement. Reduced settlement rates went into effect on May 1, 2009, and SFPP will make refunds and settlement payments on May 18, 2009, which are estimated to total approximately $16.0 million.

Based on our review of these FERC proceedings, we estimate that as of December 31, 2008, shippers are seeking approximately $355 million in reparation and refund payments and approximately $30 to $35 million in additional annual rate reductions. We assume that, with respect to our SFPP litigation reserves, any reparations and accrued interest thereon will be paid no earlier than the third quarter of 2009.

California Public Utilities Commission Proceedings

SFPP has previously reported ratemaking proceedings pending with the California Public Utilities Commission, referred to in this note as the CPUC. The complaints generally challenge rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the state of California and request prospective rate adjustments and refunds with respect to previously untariffed charges for certain pipeline transportation and related services. All of these matters have been consolidated and assigned to a single administrative law judge. At the time of this report, it is unknown when a decision from the CPUC regarding these matters will be received. Based on our review of these CPUC proceedings, we estimate that shippers are seeking approximately $100 million in reparation and refund payments and approximately $35 million in annual rate reductions.

Carbon Dioxide Litigation

Gerald O. Bailey et al. v. Shell Oil Co. et al/Southern District of Texas Lawsuit

Kinder Morgan CO2 Company, L.P. (referred to in this note as Kinder Morgan CO2), Kinder Morgan Energy Partners, L.P. and Cortez Pipeline Company are among the defendants in a proceeding in the federal courts for the southern district of Texas. Gerald O. Bailey et al. v. Shell Oil Company et al., (Civil Action Nos. 05-1029 and 05-1829 in the U.S. District Court for the Southern District of Texas—consolidated by Order dated July 18, 2005). The plaintiffs are asserting claims for the underpayment of royalties on carbon dioxide produced from the McElmo Dome Unit located in southwestern Colorado. The plaintiffs assert claims for fraud/fraudulent inducement, real estate fraud, negligent misrepresentation, breach of fiduciary and agency duties, breach of contract and covenants, violation of the Colorado Unfair Practices Act, civil theft under Colorado law, conspiracy, unjust enrichment, and open account. Plaintiffs Gerald O. Bailey, Harry Ptasynski, and W.L. Gray & Co. have also asserted claims as private relators under the False Claims Act and for violation of federal and Colorado antitrust laws. The plaintiffs seek actual damages, treble damages, punitive damages, a constructive trust and accounting, and declaratory relief. The defendants filed motions for summary judgment on all claims.

On April 22, 2008, the federal district court granted defendants’ motions for summary judgment and ruled that plaintiffs Bailey and Ptasynski take nothing on their claims and that the claims for Gray were dismissed with prejudice. The court entered final judgment in favor of defendants on April 30, 2008. Defendants have filed a motion seeking sanctions against plaintiffs Bailey and Ptasynski and their attorneys. The plaintiffs have appealed the final judgment to the United States Fifth Circuit Court of Appeals. The parties concluded their briefing to the Fifth Circuit Court of Appeals in February 2009.

CO2 Claims Arbitration

Cortez Pipeline Company and Kinder Morgan CO2, successor to Shell CO2 Company, Ltd., were among the named defendants in CO2 Committee, Inc. v. Shell Oil Co., et al., an arbitration initiated on November 28, 2005. The arbitration arose from a dispute over a class action settlement agreement, which became final on July 7, 2003 and disposed of five lawsuits formerly pending in the U.S. District Court, District of Colorado. The plaintiffs in such lawsuits primarily included overriding royalty interest owners, royalty interest owners, and small share working interest owners who alleged underpayment of royalties and other payments on carbon dioxide produced from the McElmo Dome Unit. The settlement imposed certain future obligations on the defendants in the underlying litigation. The plaintiff alleged that, in calculating royalty and other payments, defendants used a transportation expense in excess of what is allowed by the settlement agreement, thereby causing alleged underpayments of approximately $12 million. The plaintiff also alleged that Cortez Pipeline Company should have used certain funds to further reduce its debt, which, in turn, would have allegedly increased the value of royalty and other payments by approximately $0.5 million. On August 7, 2006, the arbitration panel issued its opinion finding that defendants did not breach the settlement agreement. On June 21, 2007, the New Mexico federal district court entered final judgment confirming the August 7, 2006 arbitration decision.

On October 2, 2007, the plaintiffs initiated a second arbitration (CO2 Committee, Inc. v. Shell CO2 Company, Ltd., aka Kinder Morgan CO2 Company, L.P., et al.) against Cortez Pipeline Company, Kinder Morgan CO2 and an ExxonMobil entity. The second arbitration asserts claims similar to those asserted in the first arbitration. On June 3, 2008, the plaintiff filed a request with the American Arbitration Association seeking administration of the arbitration. In October 2008, the New

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Mexico federal district court entered an order declaring that the panel in the first arbitration should decide whether the claims in the second arbitration are barred by res judicata. The plaintiffs filed a motion for reconsideration of that order, which was denied by the New Mexico federal district court in January 2009. Plaintiffs have appealed to the Tenth Circuit Court of Appeals and continues to seek administration of the second arbitration by the American Arbitration Association. The American Arbitration Association has indicated it intends to stay any action pending the Tenth Circuit appeal

MMS Notice of Noncompliance and Civil Penalty

On December 20, 2006, Kinder Morgan CO2 received a “Notice of Noncompliance and Civil Penalty: Knowing or Willful Submission of False, Inaccurate, or Misleading Information—Kinder Morgan CO2 Company, L.P., Case No. CP07-001” from the U.S. Department of the Interior, Minerals Management Service, referred to in this note as the MMS. This Notice, and the MMS’s position that Kinder Morgan CO2 has violated certain reporting obligations, relates to a disagreement between the MMS and Kinder Morgan CO2 concerning the approved transportation allowance to be used in valuing McElmo Dome carbon dioxide for purposes of calculating federal royalties. The Notice of Noncompliance and Civil Penalty assesses a civil penalty of approximately $2.2 million as of December 15, 2006 (based on a penalty of $500.00 per day for each of 17 alleged violations) for Kinder Morgan CO2’s alleged submission of false, inaccurate, or misleading information relating to the transportation allowance, and federal royalties for carbon dioxide produced at McElmo Dome, during the period from June 2005 through October 2006. The MMS stated that civil penalties will continue to accrue at the same rate until the alleged violations are corrected.

The parties have reached a settlement of the Notice of Noncompliance and Civil Penalty. The settlement agreement is subject to final MMS approval and upon approval will be funded from existing reserves and indemnity payments by Shell CO2 General LLC and Shell CO2 LLC pursuant to a royalty claim indemnification agreement.

MMS Order to Report and Pay

On March 20, 2007, Kinder Morgan CO2 received an “Order to Report and Pay” from the MMS. The MMS contends that Kinder Morgan CO2 has over-reported transportation allowances and underpaid royalties in the amount of approximately $4.6 million for the period from January 1, 2005 through December 31, 2006 as a result of its use of the Cortez Pipeline tariff as the transportation allowance in calculating federal royalties. The MMS claims that the Cortez Pipeline Company tariff is not the proper transportation allowance and that Kinder Morgan CO2 must use its “reasonable actual costs” calculated in accordance with certain federal product valuation regulations. The MMS set a due date of April 13, 2007 for Kinder Morgan CO2’s payment of the $4.6 million in claimed additional royalties, with possible late payment charges and civil penalties for failure to pay the assessed amount. Kinder Morgan CO2 has not paid the $4.6 million, and on April 19, 2007, it submitted a notice of appeal and statement of reasons in response to the Order to Report and Pay, challenging the Order and appealing it to the Director of the MMS in accordance with 30 C.F.R. Sec. 290.100, et seq.

In addition to the March 2007 Order to Report and Pay, in April 2007, Kinder Morgan CO2 received an “Audit Issue Letter” sent by the Colorado Department of Revenue on behalf of the U.S. Department of the Interior. In the letter, the Department of Revenue states that Kinder Morgan CO2 has over-reported transportation allowances and underpaid royalties (due to the use of the Cortez Pipeline Company tariff as the transportation allowance for purposes of federal royalties) in the amount of $8.5 million for the period from April 2000 through December 2004. The MMS issued a second “Order to Report and Pay” based on the “Audit Issue Letter” in August 2007 and Kinder Morgan CO2 filed its notice of appeal and statement of reasons in response in September 2007.

The MMS and Kinder Morgan CO2 reached a settlement of the March 2007 and August 2007 Orders to Report and Pay. The settlement is subject to final MMS approval and upon approval will be funded from existing reserves and indemnity payments from Shell CO2 General LLC and Shell CO2 LLC pursuant to a royalty claim indemnification agreement.

J. Casper Heimann, Pecos Slope Royalty Trust and Rio Petro LTD, individually and on behalf of all other private royalty and overriding royalty owners in the Bravo Dome Carbon Dioxide Unit, New Mexico similarly situated v. Kinder Morgan CO2 Company, L.P., No. 04-26-CL (8th Judicial District Court, Union County New Mexico)

This case involves a purported class action against Kinder Morgan CO2 alleging that it has failed to pay the full royalty and overriding royalty (“royalty interests”) on the true and proper settlement value of compressed carbon dioxide produced from the Bravo Dome Unit during the period beginning January 1, 2000. The complaint purports to assert claims for violation of the New Mexico Unfair Practices Act, constructive fraud, breach of contract and of the covenant of good faith and fair dealing, breach of the implied covenant to market, and claims for an accounting, unjust enrichment, and injunctive relief. The purported class is comprised of current and former owners, during the period January 2000 to the present, who have private property royalty interests burdening the oil and gas leases held by the defendant, excluding the Commissioner of Public Lands, the United States of America, and those private royalty interests that are not unitized as part of the Bravo Dome Unit.

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The case was tried in the trial court in September 2008. The plaintiffs sought $6.8 million in actual damages as well as punitive damages. The jury returned a verdict finding that Kinder Morgan did not breach the settlement agreement and did not breach the claimed duty to market carbon dioxide. The jury also found that Kinder Morgan breached a duty of good faith and fair dealing and found compensatory damages of $0.3 million and punitive damages of $1.2 million. On October 16, 2008, the trial court entered judgment on the verdict.

On January 6, 2009, the district court entered orders vacating the judgment and granting a new trial in the case. Kinder Morgan filed a petition with the New Mexico Supreme Court, asking that court to authorize an immediate appeal of the new trial orders. In a 2 to 1 decision, the New Mexico Supreme Court denied Kinder Morgan’s petition for immediate review of the new trial orders. The district court has scheduled a new trial to occur beginning on October 19, 2009.

In addition to the matters listed above, audits and administrative inquiries concerning Kinder Morgan CO2’s payments on carbon dioxide produced from the McElmo Dome and Bravo Dome Units are currently ongoing. These audits and inquiries involve federal agencies and the States of Colorado and New Mexico, and Colorado county taxing authorities.

Commercial Litigation Matters

Union Pacific Railroad Company Easements

SFPP and Union Pacific Railroad Company (the successor to Southern Pacific Transportation Company and referred to in this note as UPRR) are engaged in a proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by UPRR should be adjusted pursuant to existing contractual arrangements for the ten-year period beginning January 1, 2004 (Union Pacific Railroad Company vs. Santa Fe Pacific Pipelines, Inc., SFPP, L.P., Kinder Morgan Operating L.P. “D”, Kinder Morgan G.P., Inc., et al., Superior Court of the State of California for the County of Los Angeles, filed July 28, 2004). In February 2007, a trial began to determine the amount payable for easements on UPRR rights-of-way. The trial is ongoing and is expected to conclude in the second quarter of 2009.

SFPP and UPRR are also engaged in multiple disputes over the circumstances under which SFPP must pay for a relocation of its pipeline within the UPRR right-of-way and the safety standards that govern relocations. In July 2006, a trial before a judge regarding the circumstances under which SFPP must pay for relocations concluded, and the judge determined that SFPP must pay for any relocations resulting from any legitimate business purpose of the UPRR. SFPP has appealed this decision and in December 2008, the appellate court affirmed the decision. In addition, UPRR contends that it has complete discretion to cause the pipeline to be relocated at SFPP’s expense at any time and for any reason, and that SFPP must comply with the more expensive American Railway Engineering and Maintenance-of-Way standards in determining when relocations are necessary and in completing relocations. Each party is seeking declaratory relief with respect to its positions regarding relocations.

It is difficult to quantify the effects of the outcome of these cases on SFPP because SFPP does not know UPRR’s plans for projects or other activities that would cause pipeline relocations. Even if SFPP is successful in advancing its positions, significant relocations for which SFPP must nonetheless bear the expense (i.e. for railroad purposes, with the standards in the federal Pipeline Safety Act applying) would have an adverse effect on our financial position and results of operations. These effects would be even greater in the event SFPP is unsuccessful in one or more of these litigations.

United States of America, ex rel., Jack J. Grynberg v. K N Energy (Civil Action No. 97-D-1233, filed in the U.S. District Court, District of Colorado).

This multi-district litigation proceeding involves four lawsuits filed in 1997 against numerous Kinder Morgan companies. These suits were filed pursuant to the federal False Claims Act and allege underpayment of royalties due to mismeasurement of natural gas produced from federal and Indian lands. The complaints are part of a larger series of similar complaints filed by Mr. Grynberg against 77 natural gas pipelines (approximately 330 other defendants) in various courts throughout the country that were consolidated and transferred to the District of Wyoming.

In May 2005, a Special Master appointed in this litigation found that because there was a prior public disclosure of the allegations and that Grynberg was not an original source, the Court lacked subject matter jurisdiction. As a result, the Special Master recommended that the Court dismiss all the Kinder Morgan defendants. In October 2006, the United States District Court for the District of Wyoming upheld the dismissal of each case against the Kinder Morgan defendants on jurisdictional grounds. Grynberg has appealed this Order to the Tenth Circuit Court of Appeals. Briefing was completed and oral argument was held on September 25, 2008. A decision by the Tenth Circuit Court of Appeals affirming the dismissal of the Kinder Morgan Defendants was issued on March 17, 2009. Grynberg filed a Petition for Rehearing En Banc and for Panel Rehearing on April 14, 2009, and the petition for rehearing was subsequently denied.

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Prior to the dismissal order on jurisdictional grounds, the Kinder Morgan defendants filed Motions to Dismiss and for Sanctions alleging that Grynberg filed his Complaint without evidentiary support and for an improper purpose. On January 8, 2007, after the dismissal order, the Kinder Morgan defendants also filed a Motion for Attorney Fees under the False Claim Act. A decision is still pending on the Motions to Dismiss and for Sanctions and the Requests for Attorney Fees.

Leukemia Cluster Litigation

Richard Jernee, et al. v. Kinder Morgan Energy Partners, et al., No. CV03-03482 (Second Judicial District Court, State of Nevada, County of Washoe) (“Jernee”).

Floyd Sands, et al. v. Kinder Morgan Energy Partners, et al., No. CV03-05326 (Second Judicial District Court, State of Nevada, County of Washoe) (“Sands”).

On May 30, 2003, plaintiffs, individually and on behalf of Adam Jernee, filed a civil action in the Nevada State trial court against Kinder Morgan Energy Partners and several Kinder Morgan related entities and individuals and additional unrelated defendants. Plaintiffs in the Jernee matter claim that defendants negligently and intentionally failed to inspect, repair and replace unidentified segments of their pipeline and facilities, allowing “harmful substances and emissions and gases” to damage “the environment and health of human beings.” Plaintiffs claim that “Adam Jernee’s death was caused by leukemia that, in turn, is believed to be due to exposure to industrial chemicals and toxins.” Plaintiffs purport to assert claims for wrongful death, premises liability, negligence, negligence per se, intentional infliction of emotional distress, negligent infliction of emotional distress, assault and battery, nuisance, fraud, strict liability (ultra hazardous acts), and aiding and abetting, and seek unspecified special, general and punitive damages.

On August 28, 2003, a separate group of plaintiffs, represented by the counsel for the plaintiffs in the Jernee matter, individually and on behalf of Stephanie Suzanne Sands, filed a civil action in the Nevada State trial court against the same defendants and alleging the same claims as in the Jernee case with respect to Stephanie Suzanne Sands. The Jernee case has been consolidated for pretrial purposes with the Sands case. In May 2006, the court granted defendants’ motions to dismiss as to the counts purporting to assert claims for fraud, but denied defendants’ motions to dismiss as to the remaining counts, as well as defendants’ motions to strike portions of the complaint. Defendant Kennametal, Inc. has filed a third-party complaint naming the United States and the United States Navy (the “United States”) as additional defendants.

In response, the United States removed the case to the United States District Court for the District of Nevada and filed a motion to dismiss the third-party complaint. Plaintiff has also filed a motion to dismiss the United States and/or to remand the case back to state court. By order dated September 25, 2007, the United States District Court granted the motion to dismiss the United States from the case and remanded the Jernee and Sands cases back to the Second Judicial District Court, State of Nevada, County of Washoe. The cases will now proceed in the State Court. Based on the information available to date, our own preliminary investigation, and the positive results of investigations conducted by State and Federal agencies, we believe that the remaining claims against Kinder Morgan Energy Partners in these matters are without merit and intend to defend against them vigorously.

Pipeline Integrity and Releases

From time to time, our pipelines experience leaks and ruptures. These leaks and ruptures may cause explosions, fire, damage to the environment, damage to property and/or personal injury or death. In connection with these incidents, we may be sued for damages caused by an alleged failure to properly mark the locations of our pipelines and/or to properly maintain our pipelines. Depending upon the facts and circumstances of a particular incident, state and federal regulatory authorities may seek civil and/or criminal fines and penalties.

Pasadena Terminal Fire

On September 23, 2008, a fire occurred in the pit 3 manifold area of our Pasadena, Texas terminal facility. One of our employees was injured and subsequently died. In addition, the pit 3 manifold was severely damaged. The cause of the incident is currently under investigation by the Railroad Commission of Texas and the United States Occupational Safety and Health Administration. The remainder of the facility returned to normal operations within twenty-four hours of the incident.

Walnut Creek, California Pipeline Rupture

On November 9, 2004, excavation equipment operated by Mountain Cascade, Inc., a third-party contractor on a water main installation project hired by East Bay Municipal Utility District, struck and ruptured an underground petroleum pipeline owned and operated by SFPP in Walnut Creek, California. An explosion occurred immediately following the rupture that resulted in five fatalities and several injuries to employees or contractors of Mountain Cascade, Inc. Following court ordered mediation, we have settled with plaintiffs in all of the wrongful death cases and the personal injury and property damages cases. On January 12, 2009, the Contra Costa Superior Court granted summary judgment in favor of Kinder Morgan G.P. Services Co., Inc. in the last remaining civil suit – a claim for indemnity brought by co-defendant Camp, Dresser & McKee,

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Inc. The only remaining pending matter is our appeal of a civil fine of approximately $0.1 million issued by the California Division of Occupational Safety and Health.

Rockies Express Pipeline LLC Wyoming Construction Incident

On November 11, 2006, a bulldozer operated by an employee of Associated Pipeline Contractors, Inc., (a third-party contractor to Rockies Express Pipeline LLC, referred to in this note as Rockies Express), struck an existing subsurface natural gas pipeline owned by Wyoming Interstate Company, a subsidiary of El Paso Pipeline Group. The pipeline was ruptured, resulting in an explosion and fire. The incident occurred in a rural area approximately nine miles southwest of Cheyenne, Wyoming. The incident resulted in one fatality (the operator of the bulldozer) and there were no other reported injuries. The cause of the incident was investigated by the U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration, referred to in this report as the PHMSA. In March 2008, the PHMSA issued a Notice of Probable Violation, Proposed Civil Penalty and Proposed Compliance Order (“NOPV”) to El Paso Corporation in which it concluded that El Paso failed to comply with federal law and its internal policies and procedures regarding protection of its pipeline, resulting in this incident. To date, the PHMSA has not issued any NOPV’s to Rockies Express, and we do not expect that it will do so. Immediately following the incident, Rockies Express and El Paso Pipeline Group reached an agreement on a set of additional enhanced safety protocols designed to prevent the reoccurrence of such an incident.

In September 2007, the family of the deceased bulldozer operator filed a wrongful death action against Kinder Morgan Energy Partners, Rockies Express and several other parties in the District Court of Harris County, Texas, 189th Judicial District, at case number 2007-57916. The plaintiffs seek unspecified compensatory and exemplary damages plus interest, attorney’s fees and costs of suit. Kinder Morgan Energy Partners has asserted contractual claims for complete indemnification for any and all costs arising from this incident, including any costs related to this lawsuit, against third parties and their insurers. On March 25, 2008, the defendants entered into a settlement agreement with one of the plaintiffs, the decedent’s daughter, resolving any and all of her claims against Kinder Morgan Energy Partners, Rockies Express and its contractors. Kinder Morgan Energy Partners was indemnified for the full amount of this settlement by one of Rockies Express’ contractors. On October 17, 2008, the remaining plaintiffs filed a Notice of Nonsuit, which dismissed the remaining claims against all defendants without prejudice to the plaintiffs’ ability to re-file their claims at a later date. The remaining plaintiffs re-filed their Complaint against Rockies Express, Kinder Morgan Energy Partners and several other parties on November 7, 2008, Cause No. 2008-66788, currently pending in the District Court of Harris County, Texas, 189th Judicial District. The parties are currently engaged in discovery.

Charlotte, North Carolina

On November 27, 2006, the Plantation Pipeline experienced a release of approximately 95 barrels of gasoline from a Plantation Pipe Line Company block valve on a delivery line into a terminal owned by a third party company. The line was repaired and put back into service within a few days. Remediation efforts are continuing under the direction of the North Carolina Department of Environment and Natural Resources (the “NCDENR”), which issued a Notice of Violation and Recommendation of Enforcement against Plantation on January 8, 2007. Plantation continues to cooperate fully with the NCDENR.

Although Plantation does not believe that penalties are warranted, it has engaged in settlement discussions with the EPA regarding a potential civil penalty for the November 2006 release as part of broader settlement negotiations with the EPA regarding this spill and three other historic releases from Plantation, including a February 2003 release near Hull, Georgia. Plantation has entered into a consent decree with the Department of Justice and the EPA for all four releases for approximately $0.7 million, plus some additional work to be performed to prevent future releases. The payments and work required under the consent decree have been completed and Plantation has asked EPA’s concurrence to terminate the consent decree

In addition, in April 2007, during pipeline maintenance activities near Charlotte, North Carolina, Plantation discovered the presence of historical soil contamination near the pipeline, and reported the presence of impacted soils to the NCDENR. Subsequently, Plantation contacted the owner of the property to request access to the property to investigate the potential contamination. The results of that investigation indicate that there is soil and groundwater contamination, which appears to be from an historical turbine fuel release. The groundwater contamination is underneath at least two lots on which there is current construction of single-family homes as part of a new residential development. Further investigation and remediation are being conducted under the oversight of the NCDENR. Plantation reached a settlement with the builder of the residential subdivision. Plantation continues to negotiate with the owner of the property to address any potential claims that it may bring.

Barstow, California

The United States Department of Navy has alleged that historic releases of methyl tertiary-butyl ether, referred to in this report as MTBE, from Calnev’s Barstow terminal has (i) migrated underneath the Navy’s Marine Corps Logistics Base (the “MCLB”) in Barstow, (ii) impacted the Navy’s existing groundwater treatment system for unrelated groundwater contamination not alleged to have been caused by Calnev, and (iii) affected the MCLB’s water supply system. Although

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Calnev believes that it has certain meritorious defenses to the Navy’s claims, it is working with the Navy to agree upon an Administrative Settlement Agreement and Order on Consent for CERCLA Removal Action to reimburse the Navy for $0.5 million in past response actions, plus perform other work to ensure protection of the Navy’s existing treatment system and water supply.

Oil Spill Near Westridge Terminal, Burnaby, British Columbia

On July 24, 2007, a third-party contractor installing a sewer line for the City of Burnaby struck a crude oil pipeline segment included within Kinder Morgan Energy Partners’ Trans Mountain pipeline system near its Westridge terminal in Burnaby, BC, resulting in a release of approximately 1,400 barrels of crude oil. The release impacted the surrounding neighborhood, several homes and nearby Burrard Inlet. No injuries were reported. To address the release, Kinder Morgan Energy Partners initiated a comprehensive emergency response in collaboration with, among others, the City of Burnaby, the BC Ministry of Environment, the National Energy Board, and the National Transportation Safety Board. Cleanup and environmental remediation is near completion. The Transportation Safety Board released its investigation report on the incident on March 18, 2009. The report confirmed that an absence of pipeline location marking in advance of excavation and inadequate communication between the contractor and Kinder Morgan Energy Partners’ subsidiary Kinder Morgan Canada, the operator of the line, were the primary causes of the accident. No directives, penalties or actions of Kinder Morgan Canada are required as a result of the report. The incident remains under investigation by Provincial agencies. We do not expect this matter to have a material adverse impact on our financial position.

On December 20, 2007, Kinder Morgan Energy Partners initiated a lawsuit entitled Trans Mountain Pipeline LP, Trans Mountain Pipeline Inc. and Kinder Morgan Canada Inc. v. The City of Burnaby, et al., Supreme Court of British Columbia, Vancouver Registry No. S078716. The suit alleges that the City of Burnaby and its agents are liable for damages including, but not limited to, all costs and expenses incurred by Kinder Morgan Energy Partners as a result of the rupture of the pipeline and subsequent release of crude oil. Defendants have denied liability and discovery has begun.

PHMSA Final Order

On March 27, 2009, the U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration (PHMSA) issued a Final Order denying Plantation’s administrative appeal of a Notice of Probable Violation and proposed Civil Penalty (Notice) in the amount of $0.15 million. The Final Order, which stems from a July 2004 inspection at two Plantation facilities in Virginia, alleges three violations of the PHMSA regulations including that Plantation failed to follow procedures and update certain documents. While Plantation believes it has defenses to the Final Order, it determined that it was not cost effective to appeal the Order and therefore paid the penalty on April 14, 2009. No other work is required by the Final Order and Plantation previously took steps to address the alleged violations. The matter is, therefore, fully resolved.

Litigation Relating to the “Going Private” Transaction

Beginning on May 29, 2006, the day after the proposal for the Going Private transaction was announced, and in the days following, eight putative Class Action lawsuits were filed in Harris County (Houston), Texas and seven putative Class Action lawsuits were filed in Shawnee County (Topeka), Kansas against, among others, Kinder Morgan, Inc., its Board of Directors, the Special Committee of the Board of Directors, and several corporate officers.

By order of the Harris County District Court dated June 26, 2006, each of the eight Harris County cases were consolidated into the Crescente v. Kinder Morgan, Inc. et al case, Cause No. 2006-33011, in the 164th Judicial District Court, Harris County, Texas, which challenges the proposed transaction as inadequate and unfair to Kinder Morgan, Inc.’s public stockholders. On September 8, 2006, interim class counsel filed their Consolidated Petition for Breach of Fiduciary Duty and Aiding and Abetting in which they alleged that Kinder Morgan, Inc.’s board of directors and certain members of senior management breached their fiduciary duties and the Sponsor Investors aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement. They sought, among other things, to enjoin the merger, rescission of the merger agreement, disgorgement of any improper profits received by the defendants, and attorneys’ fees. Defendants filed Answers to the Consolidated Petition on October 9, 2006, denying the plaintiffs’ substantive allegations and denying that the plaintiffs are entitled to relief.

By order of the District Court of Shawnee County, Kansas dated June 26, 2006, each of the seven Kansas cases were consolidated into the Consol. Case No. 06 C 801; In Re Kinder Morgan, Inc. Shareholder Litigation; in the District Court of Shawnee County, Kansas, Division 12. On August 28, 2006, the plaintiffs filed their Consolidated and Amended Class Action Petition in which they alleged that Kinder Morgan’s board of directors and certain members of senior management breached their fiduciary duties and the Sponsor Investors aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement. They sought, among other things, to enjoin the stockholder vote on the merger agreement and any action taken to effect the acquisition of Kinder Morgan and its assets by the buyout group, damages, disgorgement of any improper profits received by the defendants, and attorney’s fees.

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In late 2006, the Kansas and Texas Courts appointed the Honorable Joseph T. Walsh to serve as Special Master in both consolidated cases “to control all of the pretrial proceedings in both the Kansas and Texas Class Actions arising out of the proposed private offer to purchase the stock of the public shareholders of Kinder Morgan, Inc.” On November 21, 2006, the plaintiffs in In Re Kinder Morgan, Inc. Shareholder Litigation filed a Third Amended Class Action Petition with Special Master Walsh. This Petition was later filed under seal with the Kansas District Court on December 27, 2006.

Following extensive expedited discovery, the Plaintiffs in both consolidated actions filed an application for a preliminary injunction to prevent the holding of a special meeting of shareholders for the purposes of voting on the proposed merger, which was scheduled for December 19, 2006.

On December 18, 2006, Special Master Walsh issued a Report and Recommendation concluding, among other things, that “plaintiffs have failed to demonstrate the probability of ultimate success on the merits of their claims in this joint litigation.” Accordingly, the Special Master concluded that the plaintiffs were “not entitled to injunctive relief to prevent the holding of the special meeting of KMI shareholders scheduled for December 19, 2006.”

Plaintiffs moved for class certification in January, 2008.

In February, 2009 the parties submitted an agreed upon order which has been entered by the Kansas trial court certifying a class consisting of “All holders of Kinder Morgan, Inc. common stock, during the period of August 28, 2006, through May 30, 2007, and their transferees, successors and assigns. Excluded from the class are defendants, members of their immediate families or trusts for the benefit of defendants or their immediate family members, and any majority-owned affiliates of any defendant.” The parties agreed that the certification and definition of the above class was subject to revision and without prejudice to defendants’ right to seek decertification of the class or modification of the class definition.

In August, September and October, 2008, the Plaintiffs in both consolidated cases voluntarily dismissed without prejudice the claims against those Kinder Morgan, Inc.’s directors who did not participate in the buyout (including the dismissal of the members of the special committee of the board of directors), Kinder Morgan, Inc. and Knight Acquisition, Inc. In addition, on November 19, 2008, by agreement of the parties, the Texas trial court issued an order staying all proceedings in the Texas actions until such time as a final judgment shall be issued in the Kansas actions. The effect of this stay is that the consolidated matters will proceed only in the Kansas trial court.

The parties are currently engaged in consolidated discovery in these matters.

On August 24, 2006, a civil action entitled City of Inkster Policeman and Fireman Retirement System, Derivatively on Behalf of Kinder Morgan, Inc., Plaintiffs v. Richard D. Kinder, Michael C. Morgan, William v. Morgan, Fayez Sarofim, Edward H. Austin, Jr., William J. Hybl, Ted A. Gardner, Charles W. Battey, H.A. True, III, James M. Stanford, Stewart A. Bliss, Edward Randall, III, Douglas W.G. Whitehead, Goldman Sachs Capital Partners, American International Group, Inc., The Carlyle Group, Riverstone Holdings LLC, C. Park Shaper, Steven J. Kean, Scott E. Parker and R. Tim Bradley, Defendants and Kinder Morgan, Inc., Nominal Defendant; Case 2006-52653, was filed in the 270th Judicial District Court, Harris County, Texas. This putative derivative lawsuit was brought against certain of Kinder Morgan, Inc.’s senior officers and directors, alleging that the proposal constituted a breach of fiduciary duties owed to Kinder Morgan, Inc. Plaintiff also contends that the Sponsor Investors aided and abetted the alleged breaches of fiduciary duty. Plaintiff seeks, among other things, to enjoin the defendants from consummating the proposal, a declaration that the proposal is unlawful and unenforceable, the imposition of a constructive trust upon any benefits improperly received by the defendants, and attorney’s fees. In November 2007, defendants filed a Joint Motion to Dismiss for Lack of Jurisdiction, or in the Alternative, Motion for Final Summary Judgment. Plaintiffs opposed the motion. In February 2008, the court entered a Final Order granting defendants’ motion in full, ordering that plaintiff, the City of Inkster Policeman and Fireman Retirement System, take nothing on any and all of its claims against any and all defendants. In April 2008, Plaintiffs filed an appeal of the judgment in favor of all defendants in the Texas Court of Appeal, First District. The appeal is currently pending.

Defendants believe that the claims asserted in the litigations regarding the Going Private transaction are legally and factually without merit and intend to vigorously defend against them.

General

Although no assurance can be given, we believe that we have meritorious defenses to the actions set forth in this note and, to the extent an assessment of the matter is possible, if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated, we believe that we have established an adequate reserve to cover potential liability.

Additionally, although it is not possible to predict the ultimate outcomes, we also believe, based on our experiences to date, that the ultimate resolution of these matters will not have a material adverse impact on our business or financial position. As of December 31, 2008, we have recorded a total reserve for legal fees, transportation rate cases and other litigation liabilities in the amount of $234.8 million. The reserve is primarily related to various claims from lawsuits related to West Coast Products Pipeline and the contingent amount is based on both the probability of realization and our ability to reasonably

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estimate liability dollar amounts. We regularly assess the likelihood of adverse outcomes resulting from these claims in order to determine the adequacy of our liability provision.

Environmental Matters

ExxonMobil Corporation v. GATX Terminals Corporation, Kinder Morgan Liquids Terminals LLC and Support Terminals Services, Inc.

On April 23, 2003, Exxon Mobil Corporation (“ExxonMobil”) filed a complaint in the Superior Court of New Jersey, Gloucester County. The lawsuit relates to environmental remediation obligations at a Paulsboro, New Jersey liquids terminal owned by ExxonMobil from the mid-1950s through November 1989, by GATX Terminals Corporation (“GATX”) from 1989 through September 2000 and later owned by Support Terminals Services, Inc. (“Support Terminals”). The terminal is now owned by Pacific Atlantic Terminals, LLC, (PAT) and it too is a party to the lawsuit.

The complaint seeks any and all damages related to remediating all environmental contamination at the terminal, and, according to the New Jersey Spill Compensation and Control Act, treble damages may be available for actual dollars incorrectly spent by the successful party in the lawsuit. The parties are currently involved in mandatory mediation and met in June and October 2008. No progress was made at any of the mediations. The mediation judge will now refer the case back to the litigation court room.

On June 25, 2007, the New Jersey Department of Environmental Protection, the Commissioner of the New Jersey Department of Environmental Protection and the Administrator of the New Jersey Spill Compensation Fund, referred to collectively as the plaintiffs, filed a complaint against ExxonMobil and Kinder Morgan Liquids Terminals, LLC, f/k/a GATX. The complaint was filed in Gloucester County, New Jersey. Both ExxonMobil and Kinder Morgan Liquids Terminals, LLC filed third party complaints against Support Terminals seeking to bring Support Terminals into the case. Support Terminals filed motions to dismiss the third party complaints, which were denied. Support Terminals is now joined in the case and it filed an Answer denying all claims.

The plaintiffs seek the costs and damages that the plaintiffs allegedly have incurred or will incur as a result of the discharge of pollutants and hazardous substances at the Paulsboro, New Jersey facility. The costs and damages that the plaintiffs seek include cleanup costs and damages to natural resources. In addition, the plaintiffs seek an order compelling the defendants to perform or fund the assessment and restoration of those natural resource damages that are the result of the defendants’ actions. As in the case brought by ExxonMobil against GATX, the issue is whether the plaintiffs’ claims are within the scope of the indemnity obligations between GATX (and therefore, Kinder Morgan Liquids Terminals, LLC) and Support Terminals. The court may consolidate the two cases.

Mission Valley Terminal Lawsuit

In August 2007, the City of San Diego, on its own behalf and purporting to act on behalf of the People of the state of California, filed a lawsuit against Kinder Morgan Energy Partners and several affiliates seeking injunctive relief and unspecified damages allegedly resulting from hydrocarbon and MTBE impacted soils and groundwater beneath the city’s stadium property in San Diego arising from historic operations at the Mission Valley terminal facility. The case was filed in the Superior Court of California, San Diego County, case number 37-2007-00073033-CU-OR-CTL. On September 26, 2007, Kinder Morgan Energy Partners removed the case to the United States District Court, Southern District of California, case number 07CV1883WCAB. On October 3, 2007, Kinder Morgan Energy Partners filed a Motion to Dismiss all counts of the Complaint. The court denied in part and granted in part the Motion to Dismiss and gave the City leave to amend their complaint. The City submitted its Amended Complaint and we filed an Answer. The parties have commenced with discovery. This site has been, and currently is, under the regulatory oversight and order of the California Regional Water Quality Control Board.

In June 2008, we received an Administrative Civil Liability Complaint from the California Regional Water Quality Control Board for violations and penalties associated with permitted surface water discharge from the remediation system operating at the Mission Valley terminal facility. In December 2008, we settled the Administrative Civil Liability Complaint with the RWQCB, paying a civil penalty of $0.2 million.

State of Texas v. Kinder Morgan Petcoke, L.P.

Harris County, Texas Criminal Court No. 11, Cause No. 1571148. On February 24, 2009 a subsidiary of Kinder Morgan Energy Partners, Kinder Morgan Petcoke, L.P., was served with a misdemeanor summons alleging the unintentional discharge of petcoke into the Houston Ship Channel during maintenance activities. The maximum potential fine for the alleged violation is $0.2 million. The allegations in the summons are currently under investigation.

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Other Environmental

We are subject to environmental cleanup and enforcement actions from time to time. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) generally imposes joint and several liability for cleanup and enforcement costs on current or predecessor owners and operators of a site, among others, without regard to fault or the legality of the original conduct. Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in pipeline, terminal and carbon dioxide field and oil field operations, and there can be no assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

We are currently involved in several governmental proceedings involving air, water and waste violations issued by various governmental authorities related to compliance with environmental regulations. As we receive notices of non-compliance, we negotiate and settle these matters. We do not believe that these violations will have a material adverse affect on our business.

We are also currently involved in several governmental proceedings involving groundwater and soil remediation efforts under administrative orders or related state remediation programs issued by various regulatory authorities related to compliance with environmental regulations associated with our assets. We have established a reserve to address the costs associated with the cleanup.

In addition, we are involved with and have been identified as a potentially responsible party in several federal and state superfund sites. Environmental reserves have been established for those sites where our contribution is probable and reasonably estimable. In addition, we are from time to time involved in civil proceedings relating to damages alleged to have occurred as a result of accidental leaks or spills of refined petroleum products, natural gas liquids, natural gas and carbon dioxide. See “Pipeline Integrity and Releases,” above for additional information with respect to ruptures and leaks from our pipelines.

General

Although it is not possible to predict the ultimate outcomes, we believe that the resolution of the environmental matters set forth in this note will not have a material adverse effect on our business or financial position. However, we are not able to reasonably estimate when the eventual settlements of these claims will occur and changing circumstances could cause these matters to have a material adverse impact. As of December 31, 2008, we have accrued an environmental reserve of $78.9 million and we believe the establishment of this environmental reserve is adequate such that the resolution of pending environmental matters will not have a material adverse impact on our business or financial position. Additionally, many factors may change in the future affecting our reserve estimates, such as (i) regulatory changes, (ii) groundwater and land use near our sites, and (iii) changes in cleanup technology. Associated with the environmental reserve, we have recorded a receivable of $20.7 million as of December 31, 2008 for expected cost recoveries that have been deemed probable.

19. Recent Accounting Pronouncements

SFAS No. 157 and associated pronouncements

For information on SFAS No. 157 and associated pronouncements, see Note 15 under the heading “SFAS No. 157.”

SFAS No. 159

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement provides companies with an option to report selected financial assets and liabilities at fair value. The Statement’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.

SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157, discussed in Note 15, “SFAS No. 157,” and SFAS No. 107 Disclosures about Fair Value of Financial Instruments.

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This Statement was adopted by us effective January 1, 2008, at which time no financial assets or liabilities, not previously required to be recorded at fair value by other authoritative literature, were designated to be recorded at fair value. As such, the adoption of this Statement did not have any impact on our consolidated financial statements.

SFAS No. 141(R)

On December 4, 2007, the FASB issued SFAS No. 141R (revised 2007), Business Combinations. Although this Statement amends and replaces SFAS No. 141, it retains the fundamental requirements in SFAS No. 141 that (i) the purchase method of accounting be used for all business combinations and (ii) an acquirer be identified for each business combination. SFAS No. 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This Statement applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including combinations achieved without the transfer of consideration; however, this Statement does not apply to a combination between entities or businesses under common control.

Significant provisions of SFAS No. 141R concern principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (January 1, 2009 for us). The adoption of this Statement did not have any impact on our consolidated financial statements.

SFAS No. 160

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. This Statement changes the accounting and reporting for noncontrolling interests in consolidated financial statements. A noncontrolling interest, sometimes referred to as a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent.

Specifically, SFAS No. 160 establishes accounting and reporting standards that require (i) the ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled, and presented in the consolidated balance sheet within equity, but separate from the parent’s equity, (ii) the equity amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated income statement (consolidated net income and comprehensive income will be determined without deducting minority interest, however, earnings-per-share information will continue to be calculated on the basis of the net income attributable to the parent’s shareholders); and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently and similarly—as equity transactions.

This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (January 1, 2009 for us). SFAS No. 160 is to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for its presentation and disclosure requirements, which are to be applied retrospectively for all periods presented. The adoption of this Statement changed our consolidated financial statements’ presentation and disclosures of noncontrolling interests.

SFAS No. 161

On March 19, 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows through enhanced disclosure requirements. The enhanced disclosures include, among other things, (i) a tabular summary of the fair value of derivative instruments and their gains and losses, (ii) disclosure of derivative features that are credit-risk–related to provide more information regarding an entity’s liquidity and (iii) cross-referencing within footnotes to make it easier for financial statement users to locate important information about derivative instruments.

This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 (January 1, 2009 for us). This Statement expands and enhances disclosure requirements only, and as such, the adoption of this Statement did not have any impact on our consolidated financial statements.

EITF 07-4

On March 2008, the Emerging Issues Task Force reached a consensus on Issue No. 07-4, or EITF 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships. EITF 07-4 provides

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guidance for how current period earnings should be allocated between limited partners and a general partner when the partnership agreement contains incentive distribution rights.

This Issue is effective for fiscal years beginning after December 15, 2008 (January 1, 2009 for us), and interim periods within those fiscal years. The guidance in this Issue is to be applied retrospectively for all financial statements presented; however, the adoption of this Issue did not have any impact on our consolidated financial statements.

FSP No. FAS 142-3

On April 25, 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, Determination of the Useful Life of Intangible Assets. This Staff Position amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. This Staff Position is effective for financial statements issued for fiscal years beginning after December 15, 2008 (January 1, 2009 for us), and interim periods within those fiscal years. The adoption of this FSP did not have a material impact on our consolidated financial statements.

SFAS No. 162

On May 9, 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This Statement is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities.

SFAS No. 162 establishes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS No. 162 is effective 60 days following the U.S. Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles, and is only effective for nongovernmental entities. We expect the adoption of this Statement will have no effect on our consolidated financial statements.

EITF 08-6

On November 24, 2008, the Financial Accounting Standards Board ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 08-6, or EITF 08-6, Equity Method Investment Accounting Considerations. EITF 08-6 clarifies certain accounting and impairment considerations involving equity method investments. This Issue is effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for us), and interim periods within those fiscal years. The guidance in this Issue is to be applied prospectively for all financial statements presented. The adoption of this Issue did not have any impact on our consolidated financial statements.

FSP No. FAS 140-4 and FIN 46(R)-8

On December 11, 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8 Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. These two pronouncements require enhanced disclosure and transparency by public entities about their involvement with variable interest entities and their continuing involvement with transferred financial assets. The disclosure requirements in these two pronouncements are effective for annual and interim periods ending after December 15, 2008 (December 31, 2008 for us). The adoption of these two pronouncements did not have any impact on our consolidated financial statements.

FSP No. FAS 132(R)-1

On December 30, 2008, the FASB issued FSP No. FAS 132(R)-1, Employer’s Disclosures About Postretirement Benefit Plan Assets, effective for financial statements ending after December 15, 2009 (December 31, 2009 for us). This FSP requires additional disclosure of pension and postretirement plan holdings regarding (i) investment asset classes, (ii) fair value measurement of assets, (iii) investment strategies, (iv) asset risk, and (v) rate-of-return assumptions. We do not expect this FSP to have a material impact on our consolidated financial statements.

20. Subsequent Event

On February 2, 2009, Kinder Morgan Energy Partners paid $250 million to retire the principal amount of its 6.30% senior notes that matured on that date.

In February and March 2009, Kinder Morgan Energy Partners sold 5,666,000 of its common units in a public offering at a price of $46.95 per unit. Kinder Morgan Energy Partners received net proceeds, after commissions and underwriting expenses, of approximately $260 million for the issuance of these 5,666,000 common units and used the proceeds to reduce the borrowings under its bank credit facility.

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On February 25, 2009, Kinder Morgan Energy Partners entered into four additional fixed-to-floating interest rate swap agreements having a combined notional principal amount of $1.0 billion related to (i) $200 million 6.00% senior notes due 2017, (ii) $300 million of 5.125% senior notes due 2014, (iii) $25 million 5.00% senior notes due 2013 and (iv) $475 million of 5.95% senior notes due 2018.

On April 6, 2009, Kinder Morgan Energy Partners entered into four additional fixed-to-floating interest rate swap agreements having a combined notional principal amount of $750 million related to (i) $125 million 7.75% senior notes due 2032, (ii) $225 million of 5.00% senior notes due 2013, (iii) $300 million 7.40% senior notes due 2031 and (iv) $100 million of 5.85% senior notes due 2012.

On April 23, 2009, Kinder Morgan Energy Partners acquired certain terminal assets and operations from Megafleet Towing Co., Inc. for an aggregate consideration of approximately $23.0 million, consisting of $18.0 million in cash and a contingent obligation to pay an additional $5 million in cash on April 23, 2014, five years from closing. The contingent obligation will be recorded at its fair value, and is based upon the purchased assets providing Kinder Morgan Energy Partners an agreed-upon amount of earnings during the five-year period. The acquired assets primarily consist of nine marine vessels that provide towing and harbor boat services in the Gulf coastal area, the intracoastal waterways, and the Houston Ship Channel. The acquisition complements and expands existing Gulf Coast and Texas petroleum coke terminal operations, and all of the acquired assets are included in the Terminals-KMP business segment. Kinder Morgan Energy Partners will allocate the total purchase price to assets acquired and liabilities assumed in the second quarter of 2009.

Events Subsequent to April 30, 2009 (Unaudited)

On May 6, 2009 Moody’s Investors Service (“Moody’s”) affirmed its long-term debt ratings of Kinder Morgan Energy Partners, Cortez Capital Corporation, and Rockies Express Pipeline LLC. However, Moody’s did downgrade Kinder Morgan Energy Partners’ commercial paper rating to Prime-3 from Prime-2. The commercial paper ratings for Cortez Capital Corporation and Rockies Express Pipeline LLC were not affected and remain at Prime-2. In addition, Moody’s put Kinder Morgan Energy Partners on negative outlook.

On May 7, 2009 (effective May 14, 2009), Kinder Morgan Energy Partners entered into an agreement to issue $300 million of 5.625% senior note due February 15, 2015 and $700 million of 6.85% senior notes due February 15, 2020. Kinder Morgan Energy Partners will use net proceeds to reduce borrowings under its bank credit facility.

On May 7, 2009 (and effective May 14, 2009), Kinder Morgan Energy Partners entered into three additional fixed-to-floating interest rate swap agreements having a combined notional principal amount of $700 million related to the issuance of $700 million of 6.85% senior notes due February 15, 2020.